                                                                    EXHIBIT 10.6


                            STOCK PURCHASE AGREEMENT


     THIS AGREEMENT (this "Agreement") is entered into as of the 21st day of July, 1997, by and between GENVEC, INC., a Delaware corporation, with its principal place of business at 12111 Parklawn Drive, Rockville, Maryland 20852 (the "Company"), and WARNER-LAMBERT COMPANY, a Delaware corporation, with its principal place of business at 201 Tabor Road, Morris Plains, New Jersey 07950 (the "Investor"), with reference to the following recitals:

     WHEREAS, the Company and the Investor have entered into a Research, Development and Collaboration Agreement, dated as of the date hereof (the "Collaboration Agreement"), pursuant to which the Company and the Investor have agreed to enter into a collaborative effort, as defined in the Collaboration Agreement (the "Collaboration"), and have established a framework for their collaboration, as described in the Collaboration Agreement; and

     WHEREAS, the Investor agrees to purchase certain shares of the capital stock of the Company on and pursuant to the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants set forth in this Agreement and in the Collaboration Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1.   Definitions.  For purposes of this Agreement the following terms shall
          -----------
have the meanings ascribed to them in this Section 1 except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in Section 1 or in the Preamble to this Agreement in the singular form shall have the same meaning when used in the plural form and vice versa.

          (a) "Affiliate" shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

          (b) "Aggregate Purchase Price" shall mean, in each instance of a Tranche Event (as defined below), the cash consideration as specified by the Company in a Sale Notice (as defined below) or Amended Sale Notice (as defined below) to be paid by the Investor for the Securities (as defined below) specified therein; provided however, the amount of such cash consideration shall not exceed Two Million Dollars ($2,000,000) for the Tranche Event described in Section l(mm)(1), Three Million Dollars ($3,000,000) for the Tranche Event described in Section l(mm)(2), Five Million Dollars ($5,000,000) for the Tranche Event described in Section I (mm)(3), Five Million Dollars ($5,000,000) for the Tranche Event described in Section 1(mm)(4), Five Million Dollars ($5,000,000) for the Tranche Event described in Section 1(mm)(5), and Five Million Dollars ($5,000,000) for the Tranche Event described in Section l(mm)(6).

          (c) "Amended Sale Notice" shall mean the written notice given under certain circumstances by the Company to the Investor in accordance with Section 2(b)(i)(C) of this Agreement that (i) indicates that the Investor must acquire Securities in accordance with this Agreement and (ii) provides the information set forth in Section 2(b)(i)(C) hereof, as appropriate.

          (d) "Bylaws" shall mean the Company's Amended and Restated By-Laws as set forth in Exhibit B hereto, as amended from time to time.

          (e) "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day when the banking institutions in Maryland are authorized or obligated by law or proclamation to close or be closed.

          (f) "CAD" shall have the meaning ascribed thereto in the Collaboration Agreement.

          (g) "CAD Milestone I" shall mean with respect to a Collaboration Product (as defined below) for the treatment of CAD, the enrollment of the first human patient in a clinical trial.

          (h) "CAD Milestone II" shall mean with respect to a Collaboration Product (as defined below) for the treatment of CAD the earliest of: (x) the first completion, as determined by the Executive Committee (as defined below), of the initial Phase I (as defined in the Collaboration Agreement) clinical trial, (y) the treatment of all patients in a Phase I (as defined in the Collaboration Agreement) clinical trial per the initial clinical protocol or thirty (30) days after the administration of a Collaboration Product to three
(3) patients at a dose of ten to the ninth power (10/9/) plaque forming units (or equivalent), or (z) the enrollment of the first patient in the initial Phase II (as defined in the Collaboration Agreement) or Phase III (as defined in the Collaboration Agreement) or Pivotal (as defined in the Collaboration Agreement) clinical trial (whichever is earliest) which (i) is intended to include thirty
(30) or more patients, or (ii) is approved by the Drug Development Committee (as defined in the Collaboration Agreement).

          (i) "Charter" shall mean the Company's Restated Certificate of Incorporation as set forth in Exhibit A hereto, as amended from time to time.

          (j) "Class A Preferred Stock" shall mean the Company's Class A Convertible Preferred Stock, par value $.01 per share.

          (k) "Class B Preferred Stock" shall mean the Company's Class B Convertible Preferred Stock, par value $.01 per share.

          (l) "Class C Preferred Stock" shall mean the Company's Class C Convertible Preferred Stock, par value $.01 per share, and the shares of Common Stock (as defined below) that have been issued upon conversion of the Class C Preferred Stock.

          (m) "Class D Preferred Stock" shall mean the Company's Class D Convertible Preferred Stock, par value $.01 per share.

          (n) "Collaboration Product" shall have the meaning ascribed thereto in the Collaboration Agreement.

          (o) "Commission" shall mean the United States Securities and Exchange Commission.

          (p) "Common Stock" shall mean the Company's common stock, par value $.01 per share, or any common stock issued by the Company in exchange for such Common Stock.

          (q) "Executive Committee" shall have the meaning ascribed thereto in the Collaboration Agreement.

          (r) "Fair Market Value" shall mean, if the Company has sold shares of Common Stock in an IPO (as defined below), the average of the daily closing bid and ask prices for a share of the Common Stock for the Trading Period (as defined below) on the principal national securities exchange or quotation system on which the Common Stock is listed or quoted. "Fair Market Value" shall mean, if the closing bid and ask prices of a share of Common Stock are not so listed or quoted or if the Company has not sold shares of Common Stock in an IPO, the fair market value of a share of Common Stock or Preferred Stock (as defined below), respectively, as reasonably determined by the Company's board of directors on a date no more than fifteen (15) Business Days prior to the date that the applicable Sale Notice or Amended Sale Notice is to be sent to the Investor. The Company will provide to the Investor notice of the Fair Market Value no less than ten (10) Business Days prior to the date the applicable Sale Notice is to be sent to the Investor. If the Investor disagrees with the board's determination of the Fair Market Value, it must provide to the Company notice within five (5) Business Days of receiving the Company's notice of the Fair Market Value that the Investor disagrees with the board's determination of the Fair Market Value in which case the Fair Market Value shall be determined by an appraiser that is selected and paid for by the Company and is reasonably acceptable to the Investor. The Fair Market Value will then be the amount determined by the appraiser as of the same date as of which the Company's board of directors determined the Fair Market Value with which the Investor disagreed.

          (s) "GAAP" shall mean generally accepted accounting principles in the United States.

          (t) "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

          (u) "IPO" shall mean an initial underwritten public offering of shares of Common Stock through the registration of the shares on a registration statement filed under the Securities Act (as defined below).

          (v) "Lock-up Period" shall mean each of: (i) the period commencing on the date of this Agreement and ending two (2) years after the Company sells shares of Common Stock in an IPO; (ii) the period commencing ninety (90) days prior to the anticipated date of the occurrence of any Tranche Event and ending on the day the Investor receives the Sale Notice regarding such Tranche Event from the Company, and (iii) with respect to Securities sold to the Investor in connection with each Tranche Event occurring after the Company sells shares of Common Stock in an IPO, the period commencing on the date the Investor becomes the holder of record of the Securities purchased in connection with such Tranche Event and ending on the latter of the lock-up period in this Section 1(v)(i) or eighteen (18) months after the date the Investor becomes the holder of record of such Securities determined on a Tranche Event-by-Tranche Event basis.

          (w) "Manufacturing Milestone" shall mean the reproducible demonstration, as shown by the preparation of three (3) consecutive lots of the first Collaboration Product, of a process for the production and purification of Bulk Product (as defined in the Collaboration Agreement) at the scale and in a GMP facility agreed to by the Executive Committee that is usable for the conduct of a Pivotal (as defined in the Collaboration Agreement) study of such Collaboration Product.

          (x) "Original Registration Stock" shall mean the shares of the Class A Preferred Stock and the Class B Preferred Stock, the shares of Common Stock that have been issued upon conversion of the Class A Preferred Stock and the Class B Preferred Stock, and any shares of Common Stock or other securities issued in respect of any such securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event.

          (y) "Other Shares" shall mean the issued and outstanding shares of Common Stock proposed to be included in the Piggyback Registration Statement (as defined below) and held by holders of shares other than the Investor and holders of any of the Original Registration Stock, the Class C Preferred Stock, and the Warrant Shares (as defined below).

          (z) "PVD" shall have the meaning ascribed thereto in the Collaboration Agreement.

          (aa) "PVD Milestone" shall mean with respect to a Collaboration Product for the treatment of PVD, the earlier of (i) the first completion, as determined by the Executive Committee, of the initial Phase I (as defined in the Collaboration Agreement) clinical trial which comprises less than twelve (12) patients, or (ii) the administration of a Collaboration Product to the first twelve (12) patients in any clinical trial.

          (bb) "Piggyback Registration Statement" shall have the meaning ascribed thereto in Section 8(a) herein.

          (cc) "Preferred Stock" shall mean shares of any of one or more series of convertible preferred stock which the Company's board of directors shall authorize for issuance pursuant to the terms of this Agreement and which the Investor must purchase pursuant to this Agreement. Each share of Preferred Stock shall have the designations, limitations and rights specified in subsections B(l), (2)(a) and (4) of Article Ninth of the Charter. Each share of Preferred Stock (i) shall be entitled to liquidation rights pursuant to the provisions of B(3) of Article Ninth of the Charter except that the Liquidation Preference (as defined in the Charter) of the Preferred Stock shall be the same as the purchase price and (ii) shall be convertible at the option of the Investor pursuant to the provisions of subsection B(5)(b) of Article Ninth of the Charter into shares of the Common Stock of the Company at a rate of one share of Common Stock for each share of Preferred Stock, subject to adjustment pursuant to the provisions of subsection B(5)(d)(iv) and (v) of Article Ninth of the Charter, provided, however, that such conversion shall be mandatory upon an IPO pursuant to the provisions of subsection (B)(6) of Article Ninth of the Charter.

          (dd) "Restriction Period" shall mean the period commencing on the date the Company sells Common Stock in an IPO and ending one year after the Company receives notice from the Investor or otherwise becomes aware of the occurrence of (i) all of the Tranche Events or (ii) the Tranche Event that is the last of the Tranche Events that is reasonably likely to occur, as mutually agreed to by the Investor and the Company.

          (ee) "Sale Notice" shall mean the written notice given by the Company to the Investor that (i) indicates that the Investor must acquire Securities in accordance with this Agreement and (ii) provides the information set forth in
Section 2(a) or 2(b) hereof, as appropriate.

          (ff) "Security" shall mean a share of Common Stock or Preferred Stock issued by the Company to the Investor pursuant to this Agreement.

          (gg) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (hh) "Selling Stockholders" shall mean the holders of shares of Common Stock which seek to have their shares registered for sale on a registration statement.

          (ii) "Subsidiary" shall mean any corporation the majority of the voting capital stock of which is owned directly or indirectly beneficially or of record by the Company or the Investor, as applicable.

          (jj) "Term of the Research Program" shall have the meaning ascribed thereto in the Collaboration Agreement.

          (kk) "Third Indication Milestone" shall mean the first indication other than PVD or CAD for which a Collaboration Product achieves either (i) the first completion, as determined by the Executive Committee, of the initial Phase I (as defined in the Collaboration Agreement) clinical trial which comprises less than twelve (12) patients or (ii) the administration of a Collaboration Product to the first twelve (12) patients in any clinical trial.

          (ll) "Trading Period" shall mean the twenty (20) consecutive trading days ending one Business Day prior to the Business Day on which the Investor must pay the Aggregate Purchase Price for the shares of Common Stock being sold.

          (mm) "Tranche Event" shall mean each of the events specified below. The occurrence of each Tranche Event, independently and without regard to whether any one of the other Tranche Events has or has not occurred, entitles the Company to sell Securities to the Investor for the Aggregate Purchase Price, provided that, prior to such occurrence, Pre-Clinical Activities (as defined in the Collaboration Agreement) or Development (as defined in the Collaboration Agreement) with respect to all Development Candidates (as defined in the Collaboration Agreement) (and corresponding Collaboration Products) for the related clinical indication set forth in subparagraphs (1), (2) and (4) below have not been terminated under the Collaboration Agreement:

                (1)  CAD Milestone I;

                (2)  CAD Milestone II;

                (3)  An IPO;

                (4)  PVD Milestone;

                (5) Third Indication Milestone; and

                (6)  Manufacturing Milestone.

          (nn) "Transfer" or "Transferred" shall mean to sell, assign, pledge, hypothecate, encumber or in any other manner transfer or dispose of or to have sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of

          (oo) "Transferee" shall mean a person or entity to which this Agreement or the Securities are Transferred.

          (pp) "Warrant Shares" shall mean any shares of Common Stock acquired by Scios Inc. pursuant to the Warrant Agreement entered into by the Company with Scios Inc. as of May 31, 1996

     2.   Purchase of Stock.  As set forth below, the Investor agrees to
          -----------------
purchase Securities issued by the Company for an aggregate amount not to exceed Twenty-Five Million Dollars ($25,000,000) subject to the terms and conditions contained in this Agreement. Such purchase will be made in up to six (6) separate transactions with each such transaction occurring simultaneously with or after the occurrence of a Tranche Event and after receipt by the Investor of a Sale Notice for each such purchase. The Investor agrees to purchase shares of Common Stock at the time the Company sells shares of Common Stock in an IPO and, thereafter, after the occurrence of each of the other Tranche Events. Prior to the sale of shares of Common Stock in an IPO, the Investor agrees to purchase shares of Preferred Stock after each Tranche Event. The Company's right to sell Securities and the Investor's obligation to purchase Securities are subject to the right of the Investor to refuse to acquire any portion of the Securities specified in the Sale Notice, if, at the time of such acquisition, and after taking into account the conversion into shares of Common Stock of any and all outstanding shares of the Company's preferred stock and the shares of Preferred Stock specified in the Sale Notice, the purchase of such portion of Securities would result in the Investor owning twenty percent (20%) or more of the outstanding shares of Common Stock and the shares of Common Stock into which the Company's outstanding shares of preferred stock and the shares of Preferred Stock specified in the Sale Notice are convertible.

          (a) Purchase of Common Stock Upon an IPO.  If the Company intends to
              ------------------------------------
sell shares of Common Stock to the Investor at the time of the sale of shares of Common Stock in an IPO, at least thirty (30) days before the effectiveness of the registration statement filed under the Securities Act in connection with the IPO, the Company will provide a Sale Notice to the Investor to inform the Investor that it must purchase shares of Common Stock in accordance with this Agreement.

              (i) The Sale Notice will advise the Investor of the Aggregate Purchase Price and the estimated range of prices at which the shares of Common Stock may be sold in the IPO. The Investor agrees to pay a purchase price for each share of Common Stock equal to one-hundred twenty-five percent (125%) of the price at which a share of Common Stock is sold to the public in the IPO. The number of shares of Common Stock that the Investor will purchase will equal the Aggregate Purchase Price divided by the product of 1.25 times the price at which a share of Common Stock is sold to the public in the IPO, rounded down, if necessary, to the next whole number of shares. The Aggregate Purchase Price shall be reduced by the purchase price of the fractional share not issued.

              (ii) The purchase and sale of the shares of Common Stock shall take place simultaneously with the closing of the IPO or on a Business Day no more than one full Business Day after the closing of the IPO. The Investor shall deliver the payment for the shares of Common Stock by a wire transfer of immediately available funds or by a certified bank check payable to the order of the Company in the amount of the Aggregate Purchase Price. Upon receipt of such payment by the Company, the Investor will be deemed to be the holder of record of the shares of Common Stock and the Company will promptly execute and provide to the Investor a certificate or certificates evidencing issuance to the Investor of the appropriate number of fully-paid and non-assessable shares of Common Stock purchased. The Company and the Investor shall comply with the conditions to the sale set forth in Sections 9 and 10 hereof.

              (iii) The Company agrees to advise the Investor periodically as to the expected timing of the closing of the IPO. If shares of Common Stock are not sold in the IPO with respect to which the Sale Notice is given, the Company shall continue to have the right to provide a Sale Notice and sell shares of the Common Stock pursuant to this Section 2(a) in connection with any future IPO.

          (b) Purchase of Securities Upon the Occurrence of A Tranche Event
              -------------------------------------------------------------
Other than an IPO.  If the Company intends to sell Securities after the
-----------------
occurrence of a Tranche Event other than an IPO, the Company will provide a Sale Notice to the Investor to inform the Investor that it must acquire the Securities in accordance with this Agreement. The Sale Notice will advise the Investor to purchase shares of either Common Stock or Preferred Stock as set forth below.

              (i)  Purchase of Securities Before an IPO.
                   ------------------------------------

                   (A) The Sale Notice will be sent to the Investor no more than ninety (90) days after the Company receives notice from the Investor or otherwise becomes aware of the occurrence of a Tranche Event that occurs before the sale of shares of Common Stock in an IPO, or such longer period of time to enable the Company to obtain an appraisal of the Fair Market Value of the Preferred Stock, if required. The Sale Notice will advise the Investor of the number of shares of Preferred Stock that the Company has determined to sell to the Investor, the Fair Market Value of each such share of Preferred Stock, the purchase price for each such share of Preferred Stock and the Aggregate Purchase Price. The Investor agrees to pay a purchase price for each share of Preferred Stock equal to one-hundred twenty-five percent (125%) of the Fair Market Value of a share of such Preferred Stock. Within thirty (30) days of the Investor's receipt of the Sale Notice, the Investor shall deliver the payment for such shares of Preferred Stock by a wire transfer of immediately available funds or by a certified bank check payable to the order of the Company in the amount of the Aggregate Purchase Price. Upon receipt of such payment by the Company on a Business Day, the Investor will be deemed to be the holder of record of such shares of Preferred Stock and the Company will promptly execute and provide to the Investor a certificate or certificates evidencing issuance to the Investor of the appropriate number of fully-paid and non-assessable shares of such Preferred Stock. The Company and the Investor shall comply with the conditions to the sale set forth in Sections 9 and 10 hereof.

                   (B) Notwithstanding paragraph (A) of this Section 2(b)(i), if the Company sends a Sale Notice in connection with a Tranche Event other than an IPO after it has filed a registration statement for an IPO which is being reviewed by the Commission, the Sale Notice shall advise the Investor that the Investor will purchase shares of Common Stock and will specify the Aggregate Purchase Price and the estimated range of prices at which such shares of Common Stock may be sold in the IPO. The Investor agrees to pay a purchase price for each share of Common Stock equal to one-hundred twenty-five percent (125%) of the price at which a share of Common Stock is sold to the public in the IPO. The number of shares of Common Stock that the Investor will purchase will equal the Aggregate Purchase Price divided by the product of 1.25 times the price at which a share of Common Stock is sold to the public in the IPO, rounded down, if necessary, to the next whole number of shares. The Aggregate Purchase Price shall be reduced by the purchase price of the fractional share not issued. The purchase and sale of the shares of Common Stock shall take place simultaneously with the closing of the IPO or on a Business Day no more than one full Business Day after the closing of the IPO. The Investor shall deliver the payment for the shares of Common Stock by a wire transfer of immediately available funds or by a certified bank check payable to the order of the Company in the amount of the Aggregate Purchase Price. Upon receipt of such payment by the Company, the Investor will be deemed to be the holder of record of the shares of Common Stock and the Company will promptly execute and provide to the Investor a certificate or certificates evidencing issuance to the Investor of the appropriate number of fully-paid and non-assessable shares of Common Stock. The Company and the Investor shall comply with the conditions to the sale set forth in Sections 9 and 10 hereof.

                   (C) If the Company has sent a Sale Notice pursuant to paragraph (B) of this Section 2(b)(i), the Company agrees to advise the Investor periodically as to the expected timing of the closing of the IPO. If at any time the Company reasonably believes that shares of Common Stock will not be sold in an IPO within the next thirty (30) days, the Company may send to the Investor an Amended Sale Notice which will supersede the Sale Notice delivered under 2(b)(i)(B). Such Amended Sale Notice shall advise the Investor of the number of shares of Preferred Stock that the Company has determined to sell to the Investor, the Fair Market Value of each such share of Preferred Stock, the purchase price for each such share of Preferred Stock and the Aggregate Purchase Price. The Investor agrees to pay a purchase price for each share of Preferred Stock equal to one-hundred twenty-five percent (125%) of the Fair Market Value of a share of such Preferred Stock within thirty (30) days of the Investors receipt of the Amended Sale Notice. The Investor shall deliver the payment for such shares of Preferred Stock by a wire transfer of immediately available funds or by a certified bank check payable to the order of the Company in the amount of the Aggregate Purchase Price. Upon receipt of such payment by the Company on a Business Day, the Investor will be deemed to be the holder of record of such shares of Preferred Stock and the Company will promptly execute and provide to the Investor a certificate or certificates evidencing issuance to the Investor of the appropriate number of fully-paid and non-assessable shares of such Preferred Stock. The Company and the Investor shall comply with the conditions to the sale set forth in Sections 9 and 10 hereof.

              (ii) Purchase of Common Stock After an IPO.
                   -------------------------------------

                   (A) The Sale Notice relating to a Tranche Event that occurs after an IPO will be sent to the Investor no sooner than fifty (50) days and no later than sixty (60) days after the issuance of an announcement, a press release or other publicity regarding the occurrence of the related Tranche Event or twenty-five (25) Business Days after the Investor has reasonably withheld consent to the issuance of the announcement, the press release or the other publicity regarding the occurrence of the Tranche Event. The Sale Notice will advise the investor that it must purchase shares of Common Stock in accordance with this Agreement, that the Fair Market Value will be determined based upon the Trading Period beginning on the specific date that was ten (10) Business Days prior to the date of the Sale Notice and that the Investor must pay the Aggregate Purchase Price on the tenth (10th) Business Day after the date of the Sale Notice. The Investor agrees to pay a purchase price for each share of Common Stock equal to one-hundred twenty-five percent (125%) of the Fair Market Value of a share of Common Stock. The number of shares of Common Stock that the investor will purchase will equal the Aggregate Purchase Price divided by the product of 1.25 times the Fair Market Value of a share of Common Stock, rounded down, if necessary, to the next whole number of shares.

                   (B) On the tenth (10th) Business Day after the date of the Sale Notice the Investor shall deliver the payment for the shares of Common Stock by a wire transfer of immediately available funds or by a certified bank check payable to the order of the Company in the amount of the Aggregate Purchase Price. Upon receipt of such payment by the Company, the Investor will be deemed to be the holder of record of the shares of Common Stock and the Company will promptly execute and provide to the Investor a certificate or certificates evidencing issuance to the Investor of the appropriate number of fully-paid and non-assessable shares of Common Stock. In addition, the Company will advise the Investor of the calculation of the Fair Market Value of each share of Common Stock, the purchase price paid by the Investor for each such share of Common Stock and the number of shares of Common Stock that the Investor has purchased and will remit to the Investor the difference, if any, between the Aggregate Purchase Price and the product of the purchase price for each share of Common Stock purchased by the Investor under this Section 2(b)(ii)(A) multiplied by the number of shares of Common Stock purchased by the Investor. The Company and the Investor shall comply with the conditions to the sale set forth in Sections 9 and 10 hereof.

          (c) Nonperformance by the Investor.  Any failure by the Investor to
              ------------------------------
acquire the Securities in compliance with the provisions of this Agreement, including as a result of any failure of the Investor to satisfy the conditions of Section 10 hereof, but excluding as a result of any failure of the Company to satisfy the conditions of Section 9 hereof, may result in a termination of the Collaboration Agreement in accordance with Section 19.2 of the Collaboration Agreement; provided that no such termination shall occur if the Investor's failure to pay for the Securities in accordance with the Agreement is caused by a circumstance outside of the control of the Investor and the Investor's payment for the Securities is delivered as soon as practicable but no later than twenty
(20) Business Days, or a period of time that is otherwise reasonably agreed to by the parties, after delivery is required pursuant to this Section 2.

     3.   Authorization of Securities.  At the time the Company provides the
          ---------------------------
Sale Notice or the Amended Sale Notice to the Investor, the Securities shall be duly and validly authorized and reserved for issuance.

     4.   Representations and Warranties of the Company.  The Company hereby
          ---------------------------------------------
represents and warrants that, as of the date of this Agreement:

          (a) Corporate Organization.  The Company is a corporation duly
              ----------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to conduct its business as a foreign corporation in all jurisdictions where the failure to be so qualified would have an adverse effect on the Company or its business.

          (b) Corporate Authority. The Company has all necessary corporate power
              -------------------
to execute, deliver and perform this Agreement subject to, in each instance, the due authorization of the issuance of the Securities and the taking of all required steps to effect the same.

          (c) Capitalization.  The Company's authorized capital stock consists
              --------------
of (i) 52,005,095 shares of Common Stock, 5,672,475 of which are outstanding;
(ii) 1,334,000 shares of Class A Preferred Stock, 1,334,000 of which are outstanding; (iii) 11,800,468 shares of Class B Preferred Stock, 11,320,314 of which are outstanding; (iv) 21,065,000 shares of Class C Preferred Stock, 21,065,000 of which are outstanding; and (v) 2,000,000 shares of Class D Preferred Stock, 571,429 of which are outstanding. All outstanding shares of capital stock are validly issued and outstanding, fully-paid and non-assessable.

Except as contemplated by this Agreement and as set forth on Schedule 4(c) hereto, there are no outstanding rights of first refusal, warrants, options, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company.

          (d) Subsidiaries.  The Company does not presently own, have any
              ------------
investment in, or control, directly or indirectly, any Subsidiaries, corporations, associations or other business entities.

          (e) Validity of Securities.  The Securities, when issued, sold and
              ----------------------
delivered in accordance with the terms of this Agreement and for the Aggregate Purchase Price specified in the applicable Sale Notice or Amended Sale Notice, shall be duly and validly issued, fully-paid and nonassessable. If the Securities are shares of Preferred Stock, the Common Stock issuable upon conversion of such Preferred Stock, in accordance with the Company's Charter, shall be, upon such issuance, duly and validly issued, fully-paid and non-assessable.

          (f) Financial Statements.  The Company has made available to the
              --------------------
Investor the Company's audited financial statements for its most recent fiscal year and unaudited financial statements for its most recent interim period, in each case, to the extent available. As of the date of this Agreement, the financial statements provided are attached hereto as Exhibit C. The annual
                                                     ---------
financial statements have been prepared in accordance with GAAP and the interim financial statements have been prepared in a manner consistent with the annual financial statements (subject to normal year-end audit adjustments and the omission of footnotes required by GAAP).

          (g)  Agreements; Actions.
               -------------------

               (i) Schedule 4(g)(i) hereto sets forth a list of agreements and proposed agreements between the Company and any of its officers, directors, Affiliates or any Affiliate thereof

               (ii) Except as set forth in Schedule 4(g)(ii) hereto, there are no agreements, instruments or contracts to which the Company is a party or by which it is bound which involve (A) obligations of, or payments to, the Company in excess of Two-Hundred Fifty Thousand Dollars ($250,000), (B) the license for commercial purposes of any patent, copyright, trade secret or other proprietary rights to or by the Company or (C) any other material agreement.

               (iii) Except as set forth in Schedule 4(g)(iii) hereto, the Company has not (A) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock,
(B) incurred any indebtedness for money borrowed, (C) incurred any other liabilities individually in excess of One-Hundred Twenty-Five Thousand Dollars ($125,000) or in excess of Two-Hundred Fifty Thousand Dollars ($250,000) in the aggregate, other than obligations or liabilities of the Company for compensation under employment, advisor or consulting agreements, (D) made any loans or advances to any person, other than ordinary advances for travel expenses, (E) sold, exchanged or otherwise disposed of any of its material assets or rights or
(F) agreed to any of the foregoing.

          (h) Litigation.  To the Company's knowledge, there are neither any
              ----------
pending nor threatened suits, legal proceedings, claims or governmental investigations against or with respect to the Company or its properties or assets, or that question the validity of this Agreement or the right of the Company to enter into this Agreement. There is no judgment, decree or order of any court in effect against the Company and the Company is not in default with respect to any order of any governmental authority to which the Company is a party or by which it is bound.

          (i) No Conflict with other Instruments; Compliance with Laws.  Subject
              --------------------------------------------------------
to obtaining authorization of the issuance of the Securities and subject to
Section 9 hereof, the execution, delivery and performance of this Agreement will not result in any material violation of, be in material conflict with, or constitute a material default under, with or without the passage of time or the giving of notice (i) any provision of the Charter or the Bylaws; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (iii) any material contract, obligation or commitment to which the Company is a party or by which it is bound; or (iv) any material statute, rule or governmental regulation applicable to the Company. The Company is conducting its business in compliance with all material statutes, rules and governmental regulations applicable to the Company, and has obtained all licenses, permits and other governmental authorizations required thereby, where the failure to do so would have a material adverse effect on the Company or its business.

          (j) Title to Properties; Liens and Encumbrances.  Except as set forth
              -------------------------------------------
in the Company's financial statements or Schedule 4(j) hereto, the Company has good and marketable title to all of its properties and assets, both real and personal, and has good title to all of its leasehold interests, in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge.

          (k) Confidential and Proprietary Information.  Each employee of and
              ----------------------------------------
consultant to the Company with access to confidential or proprietary information has executed a proprietary information agreement obligating such employee or consultant to hold all of such information in confidence.

          (l) No Defaults; Violations or Conflicts.  Except as set forth in
              ------------------------------------
Schedule 4(l) hereto, the Company is not in violation of any term or provision of the Charter, the Bylaws, or any term or provision of any document representing indebtedness or any mortgage, indenture, contract, agreement or judgment which would have a material adverse effect on the Company or its business.

          (m) Insurance.  The Company has in effect insurance covering risks
              ---------
associated with its business in such amounts as are customary in its industry.

          (n) Prior Registration Rights.  Except as set forth in Schedule 4(n)
              -------------------------
hereto, the Company is under no contractual obligation to register under the Securities Act any of its presently outstanding securities or any shares of Common Stock into which such securities are convertible.

          (o) Full Disclosure.  The representations and warranties of the
              ---------------
Company contained in this Agreement and the answers to the questions provided to
Section 5(b)(i) hereof do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

          (p) Governmental Consents.  No consent, approval, order or
              ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for any filing required by federal or state securities laws and except, under certain circumstances, for filings and notifications under the Hart-Scott-Rodino Improvements Act of 1976, as amended, where applicable.

          (q) Corporate Documents.  The Charter and the Bylaws of the Company in
              -------------------
effect as of the date of this Agreement are in the forms attached hereto as Exhibits A and B, respectively.

     5.   Representations and Warranties of the Investor.  The Investor hereby
          ----------------------------------------------
represents and warrants that, as of the date of this Agreement:

          (a) Authorization.  The Investor has all corporate power to enter into
              -------------
this Agreement and to carry out all of the transactions contemplated hereby, including the purchase of Securities for an aggregate amount of Twenty-Five Million Dollars ($25,000,000) and in up to six (6) separate transactions. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Investor. This Agreement constitutes a valid and binding instrument of the Investor, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) Securities Representations.  The Investor will acquire the
              --------------------------
Securities for purposes of investment for its own account and not with a view to, or for resale in connection with, the distribution thereof, as those terms are used in the Securities Act, and the rules and regulations promulgated thereunder. The Investor has been advised and acknowledges that it will not be able to dispose of the Securities, or any interest therein, without first complying with the relevant provisions of this Agreement, the Securities Act and any applicable state securities laws. The Investor also understands that the provisions of Rule 144 promulgated under the Securities Act, permitting routine sales of securities of certain issuers subject to the terms and conditions thereof, are not currently available to it with respect to the Securities. The Investor acknowledges that, except as set forth in this Agreement, the Company is under no obligation to register the Securities or to take any action to assist the Investor in complying with the terms and conditions of any exemption that might be available under the Securities Act or any state securities laws with respect to sales of the Securities by the Investor in the future.

              (i) The Investor believes that, as of the date of this Agreement, it has received all of the information it considers necessary or appropriate for deciding whether to purchase the Securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities pursuant to this Agreement and the business, properties, prospects and financial condition of the Company.

              (ii) The Investor represents that: (A) the Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Investor's prospective investments in the Securities; (B) the Investor has the ability to bear the economic risk of its prospective investments; and (C) the Investor is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer complete loss on its investments.

              (iii) The Investor is an "accredited investor," as that term is defined in Rule 501 promulgated under the Securities Act.

              (iv) The Investor either is (A) not an "Investment Company," as that term is defined in the Investment Company Act or (B) excluded from the definition of an Investment Company under Section 3(c)(1) of the Investment Company Act.

              (v) The Investor acknowledges that the representations, agreements and acknowledgments set forth above are being given by the Investor with the understanding that they will be relied upon by the Company and its board of directors to claim the availability of the exemption from the registration provisions of the Securities Act contained in Section 4(2) thereof or Regulation D promulgated thereunder.

     6.   Covenants of the Company.  The Company hereby covenants that, so long
          ------------------------
as (x) the Investor owns any shares of Preferred Stock and (y) the Company has not consummated an IPO, the Company shall furnish to the Investor the financial statements and reports described in (a) and (b) of this section, such annual financial statements to be prepared in accordance with GAAP and such interim financial statements to be prepared in a manner consistent with the annual financial statements (subject to normal year-end audit adjustments and the omission of footnotes required by GAAP):

          (a) As soon as available, and in any event within one-hundred twenty
(120) days after the end of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year and related statements of operations, stockholders' equity and cash flows for such fiscal year, all in reasonable detail and setting forth in comparative form the figures as of the end of and for that fiscal year, which financial statements shall have been audited; and

          (b) As soon as available, and in any event within sixty (60) days after the end of each fiscal quarter of the Company, an unaudited balance sheet and unaudited statements of operations and cash flows.

     7.   Covenants of the Investor.
          -------------------------

          (a) Notification of the Occurrence of a Tranche Event, The Investor
              -------------------------------------------------
agrees to promptly notify the Company when it becomes aware of the occurrence of any Tranche Event other than through the receipt of notice from the Company.

          (b)  Transfer of Securities.
               ----------------------

               (i) The Investor agrees that it will not Transfer Securities at any time during any Lock-up Period unless (A) the Investor receives the express prior written consent of the Company, at the Company's sole discretion and subject to appropriate Transfer restrictions, (B) the Transfer is a Transfer to a holder of any of the Company's capital stock and the Transfer takes place after the Investor provides the Company with prior notice of the Transfer and before (x) the sale of shares of Common Stock in an IPO and (y) the earlier of the end of the Term of the Research Program or the delivery by the Investor to the Company of a notice of termination of the Term of the Research Program, (C) the Transfer is a Transfer after the end of the Term of the Research Program and prior to the sale of shares of Common Stock in an IPO to the Company at the purchase price that a bona fide third party offered to pay the Investor for the Securities or to the third party if the Company determines not to purchase the Securities and expresses prior written consent to the Transfer of the Securities to the third party, which consent shall not be unreasonably withheld, and the third party agrees to restrictions of Transfer in this Section 7, in a written agreement reasonably acceptable to the Company, or (D) the Transfer is a Transfer to the purchaser of all of the outstanding capital stock of the Investor or all or substantially all of the assets of the Investor, including every right and interest such entity may have in the Collaboration Agreement, or to a Subsidiary of the Investor and the Transferee assumes all of the Investor's obligations, covenants and agreements under this Agreement, including the restrictions on Transfer in this
Section 7, in a written agreement reasonably acceptable to the Company. Upon such a Transfer to a Subsidiary, the Investor agrees to repurchase the Securities from the Subsidiary immediately prior to a cessation of the Subsidiary's status as a Subsidiary of the Investor. If any Lock-up Period is in effect at the time the Collaboration Agreement is terminated pursuant to its terms, the Lock-up Period shall terminate one year after such termination.

              (ii) In addition to Section 7(b)(i), until the end of the Restriction Period, the Investor agrees that any sales of shares of Common Stock acquired under this Agreement, or shares of Common Stock obtained upon the conversion of Preferred Stock acquired under this Agreement, will be in an amount that does not exceed in any ninety (90) day period the greater of' (i) two and one-half percent (2 1/2%) of the Investor's ownership of shares of Common Stock at the time of the sale or (ii) the average weekly reported volume of trading in shares of Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale except as otherwise agreed to in writing by the Company.

              (iii) The Investor agrees to hold the Securities subject to all of the applicable provisions of the Securities Act and the Charter and the Bylaws in effect as of the date of this Agreement.

              (iv) Until the first approval of a PLA (as defined in the Collaboration Agreement) by an Agency (as defined in the Collaboration Agreement) of a Collaboration Product, the Investor shall give the Company prompt written notice of any proposed Transfer of the Securities and shall not proceed with any such proposed Transfer unless otherwise permitted under this Agreement.

              (v) The Investor agrees that certificates representing the Securities issued to it pursuant hereto may bear the following or a similar legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL LIMITATION ON THEIR SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, ENCUMBRANCE, TRANSFER OR OTHER DISPOSITION DESCRIBED IN THE STOCK PURCHASE AGREEMENT DATED JULY ___, 1997. IN ADDITION, THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THE SHARES NOR ANY INTEREST OR PARTICIPATION IN THE SHARES MAY BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR IN ANY OTHER MANNER TRANSFERRED OR DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND

     SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

          (c) Confidential Information.  The Investor's obligations with respect
              ------------------------
to disclosure of certain information are set forth in Article 17 of the Collaboration Agreement.

          (d) Agreements with Underwriters.  In connection with any public
              ----------------------------
offering of shares of Common Stock, the Investor agrees to enter into a written agreement with the underwriter(s) if the managing underwriter(s) demands or requests such an agreement from the Investor and in such form and containing such provisions as are required by the managing underwriter(s) (except that such provisions will not be less favorable to the Investor than the provisions of any agreements entered into by the managing underwriter(s) with other holders of securities issued by the Company) to preclude the Investor from directly or indirectly offering to sell, contracting to sell or otherwise disposing of any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock for a specified period of time after completion of the public offering.

          (e) Acquisitions of Securities of the Company.  The Investor agrees
              -----------------------------------------
that from the date hereof until the expiration of the Collaboration Agreement (or, if the Collaboration Agreement is terminated earlier pursuant to its terms, one year after such termination), it will not, directly or indirectly, acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any capital stock of the Company, by purchase or otherwise, except as contemplated by this Agreement or as otherwise agreed to in writing by the Company, and except through the acquisition for business purposes unrelated to the Company of all of the outstanding capital stock or all or substantially all of the assets of a holder of any of the Company's capital stock.

     8.   Registration Rights.
          -------------------

          (a) Piggyback Registration Rights.  Subject to Section 7(b)(i) and
              -----------------------------
Section 7(b)(ii) hereof, if the Company plans to file a registration statement under the Securities Act on a Form S-3 to register any shares of Common Stock for sale by it in an underwritten public offering during the Restriction Period or for sale by it (except in connection with any dividend reinvestment plan, stock option plan stock purchase plan, savings or similar plan) or any of its stockholders at any time after the end of the Restriction Period other than on a shelf registration statement (the "Piggyback Registration Statement"), the Company shall provide to the Investor and any Transferee under Section 7(b)(i)(D) (referred to jointly in this Section 8 as the "Investor") hereof the right to include the shares of Common Stock acquired under this Agreement on the Piggyback Registration Statement, if the Investor is the stockholder of record of the shares of Common Stock at such time and is unable to sell any shares of Common Stock acquired under this Agreement pursuant to Rule 144(k) (or any successor rule) under the Securities Act by providing the Investor with at least twenty (20) days notice prior to the effectiveness of such registration statement. At the written request of the Investor, given within ten (10) days after receipt of such notice, the Company will use reasonable efforts to cause all of the shares of Common Stock for which registration shall have been requested to be included in the Piggyback Registration Statement.

          (b) Demand Registration.  If the Investor is unable to sell shares of
              -------------------
Common Stork within eighteen (18) months after the end of the Restriction Period pursuant to Rule 144(k) (or a successor rule) under the Securities Act or on a Piggyback Registration Statement, the Investor shall have the right to require the Company to file one registration statement under the Securities Act on a Form S-3, provided such registration form is available to the Company, to register shares of Common Stock acquired under this Agreement for sale in a public offering that is not to be made on a continuous or delayed basis pursuant to Rule 415 (or a successor rule) under the Securities Act and that is expected to yield net proceeds to the Investor of at least Five Million Dollars ($5,000,000), as specified in a written notice from the Investor to the Company.

              (i)     Following the Company's receipt of any notice under this
Section 8(b), the Company shall use its best efforts to register under the Securities Act, as soon as reasonably practicable, the number of shares of Common Stock specified by the Investor in such notice (or such lesser number as the managing underwriter(s) in such offering believes will not unduly jeopardize the success of the offering); provided, however, that the Company may delay the filing of the registration statement for as long as

                      (A) the request for registration pursuant to this Section 8(b) would require the Company to include in the registration statement on the filing date or on the expected effective date audited financial statements which are not yet required to be filed with the Commission under the Exchange Act; or

                      (B) the Company's board of directors reasonably determines that the disclosure required in the registration statement or the pricing of the offering would adversely affect the Company or its ability to engage in a planned registered public offering or in any other planned activity.

              (ii) In the event that the Investor makes a demand for registration as described in this Section 8(b), the Company shall have the right to register other shares of Common Stock in the registration statement;

provided, however, that such shares shall not be included to the extent provided
--------  -------
in Section 8(f) below, if applicable, and in all other situations, such shares (other than the Original Registration Stock) shall not be included to the extent that the Investor determines in good faith that the inclusion of such shares will interfere with the successful marketing of the Investor's shares to be included therein; provided, further, that, if the number of shares to be so
                  --------  -------
included exceeds the number of the Investor's shares included therein, such registration shall be deemed to be a registration pursuant to Section 8(a) hereof.

              (iii) The managing underwriter(s) for any underwritten public offering pursuant to this Section 8(b), shall be mutually acceptable to the Company and the Investor.

          (c) In connection with any registration statement prepared pursuant to this Section 8:

              (i)     the Company shall:

                      (A) use its best efforts to prepare and file with the Commission the registration statement and use its best efforts to cause such registration statement to become effective as soon as practicable, provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Investor, which shall be reasonably acceptable to the Company, and the counsel selected by any managing underwriter(s) copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel;

                      (B) use its best efforts to prepare and file with the Commission such amendments and supplements to such registration statement as may be necessary to comply with the provisions of the Securities Act;

                      (C) furnish, or instruct the printer to furnish, to the Investor such number of copies of the registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Investor may reasonably request in order to facilitate the disposition of the registered shares of Common Stock;

                      (D) use its best efforts to register or qualify the registered shares of Common Stock under such other securities or blue sky laws of such jurisdictions as the Investor or the managing underwriter(s) in the offering reasonably deems appropriate, provided that the Company will not be required to subject itself to taxation in any such jurisdiction, qualify itself to do business as a foreign corporation in any such jurisdiction, or consent to general service of process in any such jurisdiction, where it would not otherwise be so subject, need to be so qualified or need to so consent but for this requirement;

                      (E) use its best efforts to cause all of such registered shares of Common Stock to be listed on each securities exchange on which securities of the same class as the registered shares of Common Stock are then listed;

                      (F) take all actions Customary for such offerings as the Investor or any managing underwriter(s) reasonably request in order to expedite or facilitate the disposition of the registered shares of Common Stock being sold; and

                      (G) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any security included in such registration statement for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order, and

              (ii) the Investor shall be required to furnish the Company with all relevant information concerning the proposed method of sale of the shares of Common Stock, and such other information as may be reasonably required by the Company properly to prepare and file such registration statement in accordance with applicable provisions of the Securities Act and the rules and regulations thereunder. Upon request of the Company, such information shall be furnished by the Investor in writing.

          (d) The Investor shall bear all of its expenses in connection with any registration statement under this Section 8, including the fees and expenses of its counsel. The Investor shall also bear its pro rata share of all of the other expenses in connection with the preparation and filing of any registration statement under this Section 8, any registration or qualification under the securities laws of states in which the offering will be made under such registration statement, any filing fee of the National Association of Securities Dealers, Inc. relating to such offering and any underwriters' or brokers' commission, provided, however, that the Company shall pay half of the Investor's pro rata share of such other expenses, except for any brokers' commissions, in an offering that is not underwritten.

          (e) In connection with any public underwritten offering in which the Investor's shares are registered, the Company and the Investor shall enter into a written agreement with the managing underwriter(s) in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriter(s) and companies of the Company's size and investment stature, including indemnification.

          (f) In the event that the proposed offering under this Section 8 is an offering by the Company that is, in whole or in part, an underwritten public offering of shares of Common Stock, and the managing underwriter(s) determines and advises in writing that the inclusion in the underwritten public offering of all of the shares of Common Stock owned by the Selling Stockholders would interfere with the successful marketing (including pricing) of the shares, the number of the Selling Stockholders' shares to be included in such underwritten public offering shall be reduced, based upon the number of shares requested by the Selling Stockholders to be registered in such underwritten public offering first, pro rata among the holders of Other Shares; second, if necessary, by the Investor's shares of Common Stock; third, if necessary, pro rata, among the holders of the Class C Preferred Stock and the Warrant Shares; fourth, if necessary, pro rata among the holders of the Original Registration Stock; and lastly, if necessary, among the Company's shares requested by the Company to be registered.

     9.   Conditions of the Investor's Obligations to Acquire the Securities.
          ------------------------------------------------------------------
The obligations of the Investor to acquire the Securities in connection with each Tranche Event are subject to the following, any of which the Investor may waive in its discretion:

          (a) Opinion of` Counsel.  The Company shall provide to the Investor
              -------------------
with the Sale Notice or the Amended Sale Notice, as applicable, an opinion of the Company's counsel, in form and substance reasonably acceptable to the Investor, that the Securities, when sold and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully-paid and non-assessable and, if the Securities are shares of Preferred Stock, the Common Stock issuable upon conversion of the Preferred Stock, when issued and delivered upon such conversion in accordance with the Charter, as amended, will be duly authorized, validly issued, fully-paid and non-assessable.

          (b) Representations and Warranties.  The Company shall update the
              ------------------------------
representations and warranties in Section 4 hereof as of the date of the Sale Notice or the Amended Sale Notice, as applicable.

          (c) Securities Laws.  The Company shall have complied with the federal
              ---------------
and state securities laws applicable to the offer and sale of the Securities to the Investor.

          (d) Compliance Certificate.  The Company shall have delivered to the
              ----------------------
Investor a certificate, dated as of the date of the Sale Notice or the Amended Sale Notice, as applicable, signed by the Company's President, certifying that the conditions to be performed by the Company set forth in this Section 9 have been satisfied.

          (e) Certified Documents.  There shall have been delivered to the
              -------------------
Investor copies of the Charter and the Bylaws (in each case, as amended or restated through the date of the Sale Notice), certified by the Secretary of the Company as complete and correct copies thereof as of the date of the Sale Notice or the Amended Sale Notice, as applicable.

          (f) Court Orders.  There shall not be in effect any injunction or
              ------------
restraining order issued by any court of competent jurisdiction in any action or proceeding against the consummation of the sale and purchase of the Securities under this Agreement.

          (g) Third Party and Governmental Consents and Approvals.  The Company
              ---------------------------------------------------
shall have obtained any third party and governmental consents and approvals necessary for the consummation of the transactions contemplated hereby.

     10.  Conditions of the Company's Issuance of Securities upon Receipt of
          ------------------------------------------------------------------
Investor's Payment Therefor.  The obligations of the Company to issue
---------------------------
certificates for the Securities upon receipt of the Aggregate Purchase Price in connection with each Tranche Event are subject to the following, any of which the Company may waive in its discretion:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of the Investor contained in Section 5 shall be true on and as of the date that payment for the Securities is given to the Company.

          (b) Covenants of the Investor.  The Investor shall be in compliance
              -------------------------
with its covenants in Section 7 hereof.

          (c) Third Party and Governmental Consents and Approvals.  The Investor
              ---------------------------------------------------
shall have obtained any third party and governmental consents and approvals necessary for the consummation of the transactions contemplated hereby.

          (d) Compliance Certificates.  The Investor shall have delivered to the
              -----------------------
Company dated as of the date of the payment of the Aggregate Purchase Price, signed by an authorized representative of the Investor, certifying that the conditions set forth in this Section 10 have been satisfied.

     11.  Post-Sale Covenants of the Company.
          ----------------------------------

          (a) Securities Laws Compliance.  The Company shall make any filings
              --------------------------
required by the securities laws of any applicable jurisdiction within the required time period.

          (b) Confidential and Proprietary Information.  Unless otherwise
              ----------------------------------------
determined by the board of directors, the Company shall require all future officers, directors and employees of the Company and its Subsidiaries to execute the Company's standard form of proprietary information agreement.

     12.  Termination and Survival.
          ------------------------

          This Agreement shall terminate upon a termination of the Collaboration Agreement. Sections 7, 12 and 13(f) of this Agreement shall survive any termination of this Agreement which results from a termination of the Collaboration Agreement by the Company for cause pursuant to Section 19.2 of the Collaboration Agreement as a result of actions taken by the Investor. If the Collaboration Agreement shall be terminated for any other reason, Sections 7(b)(iii), 7(b)(iv), 7(b)(v), 7(c), 7(d), 8(a), 8(c), 8(d), 8(e), 9(c), 11(a),
12 and 13(f) of this Agreement shall survive such termination.

     13.  Miscellaneous.
          -------------

          (a) Existing Ownership of Common Stock and Class B Preferred Stock.
              --------------------------------------------------------------
The parties acknowledge and agree that the shares of Common Stock and Class B Preferred Stock, and the right to acquire shares of Common Stock upon the conversion of such Class B Preferred Stock, owned by the Investor as of the date of this Agreement, and any other rights arising as a result of such ownership of shares of Common Stock or Class B Preferred Stock, are not subject to this Agreement.

          (b) Amendments and Waivers.  Except as otherwise provided in this
              ----------------------
Agreement, any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Investor. Any change, waiver, discharge or termination effected in accordance with this subsection shall be binding upon the Company and the Investor and upon any Transferee to which this Agreement or the Securities are Transferred pursuant to
Section 13(d) hereof or Section 7(b) of this Agreement, respectively.

          (c) Necessary Action to Effect the Agreement.  The parties agree to
              ----------------------------------------
take all necessary action to effect the transactions contemplated by this Agreement including making all of the required filings and notifications under the Hart-Scott-Rodino Improvements Act of 1976, as amended, if applicable, and any other required filings or notices with other governmental agencies Each party will bear its own expenses associated with any such filings and notifications.

          (d) Transferability.  Neither the Investor nor the Company may
              ---------------
Transfer this Agreement, or any of the rights or obligations hereunder, unless it is Transferred to the purchaser of all of the outstanding capital stock of the entity or all or substantially all of the assets of the entity, including every right and interest such entity may have in the Collaboration Agreement. The Investor and the Company further agree that, prior to any Transfer of this Agreement in accordance with this Section 13(d), the Investor or the Company, as applicable, will give written notice to the other party. This Agreement will be binding upon any Transferees to which this Agreement is Transferred.

          (e) Publicity. The parties agree to cooperate with respect to the
              ---------
issuance of any publicity about the occurrence of a Tranche Event.  Within five
(5) Business Days after the Company receives notice from the Investor or otherwise becomes aware of the occurrence of a Tranche Event, the Company shall give notice to the Investor of a request for the consent of the Investor to an announcement, press release or other publicity about the occurrence of a Tranche Event. The Investor shall advise the Investor whether it consents to the requested disclosure, which consent may not be unreasonably withheld, within five (5) Business Days after its receipt of the notice. Notwithstanding the Investors' failure to consent, the Company shall have the right to announce, issue a press release or otherwise publicize the occurrence of a Tranche Event to the extent necessary to comply with securities laws or listing or similar requirements. Once the Investor has consented to an announcement, press release or other publicity of the occurrence of a Tranche Event, the announcement, press release or other publicity must be issued within ten (10) Business Days of such consent unless otherwise agreed to by the parties and either party may make disclosures which do not differ materially from the agreed upon disclosure.

          (f) Law Governing.  This Agreement will be governed by, and construed
              -------------
and enforced in accordance with, the internal laws of the State of Delaware.

          (g) Notices.  Unless otherwise provided, all notices, requests,
              -------
demands and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly made and received: (i) upon personal delivery or confirmed facsimile to the party to be notified; (ii) three
(3) Business Days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, addressed as set forth below; or
(iii) one (1) Business Day after deposit for overnight delivery with Federal Express or another reputable overnight courier, shipping prepaid, addressed as set forth below:

               (i)  If to the Company, then to:
                    GenVec, Inc.
                    12111 Parklawn Drive
                    Rockville, MD 20852

                    Attn: President

                    With a copy to:

                    Attn: Chief Financial Officer

              (ii)  If to the Investor, then to:
                    Warner-Lambert Company

                    2800 Plymouth Road
                    Ann Arbor, Michigan 48105

                    Attn:     Vice President and Chairman
                              Park-Davis Research Division

                    With a copy to:

                    Warner-Lambert Company
                    201 Tabor Road
                    Morris Plains, NJ 07950

                    Attn: Vice President and General Counsel

Either party may change the address to which communications are to be sent by giving five (5) Business Days' advance notice of such change of address to the other party in conformity with the provisions of this Section 13(g).

          (h) Headings.  The headings in this Agreement are for purposes of
              --------
reference only and will not affect the meaning or construction of any of the provisions hereof

          (i) Execution; Counterparts.  This Agreement may be executed in any
              -----------------------
number of counterparts, each of which will be deemed to be an original as against any party whose signature appears on such counterpart, and all of which will together constitute one and the same instrument. This Agreement will become binding when one or more counterparts of this Agreement, individually or taken together, bear the signatures of all of the parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

                              WARNER-LAMBERT COMPANY



                              By:
                                 -------------------------------------
                                    Name: Anthony Wild, Ph.D.
                                    Title: President
                                             Worldwide Pharma Sector


                              GENVEC



                              By:
                                 -------------------------------------
                                    Paul H. Fischer, Ph.D..
                                    President and Chief Executive Officer

                                   Exhibit A

                               State of Delaware
                        Office of the Secretary of State



     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "GENVEC, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JUNE, A.D. 1996, AT 9:05 O'CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.



                              /s/ Edward J. Freel
                              Edward J. Freel, Secretary of State

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  GENVEC, INC.


     The undersigned, Thomas W. D'Alonzo, President of Genvec, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The present name of the Corporation is GenVec, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on December 7, 1992.

     3. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law, the Board of Directors having duly adopted resolutions declaring advisable this Restated Certificate of Incorporation.

     4.   This Restated Certificate of Incorporation is being filed pursuant to
Section 245 of the Delaware General Corporation Law in order to restate and integrate the Certificate of Incorporation of the Corporation. This Restated Certificate of Incorporation does not further amend the provisions of the Certificate of Incorporation of the Corporation as amended previously, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     5. The Certificate of Incorporation of the Corporation is hereby restated in its entirety as follows:

                     RESTATED CERTIFICATE OF INCORPORATION
                                OF GENVEC, INC.

     FIRST:    The name of the Corporation is:

               GENVEC, INC.

     SECOND:   The address of its registered office in the State of Delaware is:
Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: THE CORPORATION TRUST COMPANY.

     THIRD:    The nature of the business or purposes to be conducted or
promoted is:

          To have unlimited power to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:   The name and mailing address of the incorporator is as follows:

               Name                      Address
               ----                      -------
               Raymond O. Agran     12th Floor  Packard Building
                                    15th and Chestnut Streets
                                    Philadelphia, PA  19102

     FIFTH:    In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

     SIXTH:    Elections of directors need not be by written ballot unless the
Bylaws of the Corporation shall so provide.

     SEVENTH:

          A.   Elimination of Certain Liabilities of Directors.  A director of
               -----------------------------------------------
the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director;

provided, however, that this shall not exempt a director from liability (i) for
-----------------
any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal of modification.

          B.   Indemnification and Insurance.
               -----------------------------

               (1) Right to Indemnification.  Each person who was or is made a
                   ------------------------
party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, the rights of indemnification provided hereby shall continue as theretofore notwithstanding such amendment unless such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that, except as provided in Section (B)(2)
                 -----------------
of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) authorized by the board of directors of the Corporation.

          The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law
             -----------------
requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall he made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

               (2) Right of Claimant to Bring Suit.  A claimant may bring suit
                   -------------------------------
against the Corporation under Section (B)(1) of this Article only if the Corporation fails to pay in full within thirty days of its receipt of a written claim for payment hereunder. If successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim (including, but not limited to, attorneys' fees). It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

               (3) Non-Exclusivity of  Rights.  The  right  to indemnification
                   --------------------------
and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

               (4) Insurance.  The Corporation may maintain insurance, at its
                   ---------
expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          C.   Amendment.  Notwithstanding the provisions of this Certificate of
               ---------
Incorporation and any provisions of the by-laws of the Corporation, no amendment to this Certificate of Incorporation shall amend, modify or repeal any or all of this Article SEVENTH unless adopted by the affirmative vote of the consent of holders of not less than three-fourths of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, considered for purposes of this Article as a class.

     EIGHTH:   Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of

Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     NINTH:    The aggregate number of shares which the Corporation shall have authority to issue is 88,204,563 of which 52,005,095 shall be designated as Common Stock, par value $0.01 per share ("Common Stock"), 1,334,000 shall be designated as Class A Convertible Preferred Stock, par value $.01 per share ("Class A Preferred Stock"), 11,800,468 shall be designated as Class B Convertible Preferred Stock, par value $0.01 per share, ("Class B Preferred Stock"), 21,065,000 shall be designated as Class C Convertible Preferred Stock, par value $.01 per share ("Class C Preferred Stock"), and 2,000,000 shall be designated as Class D Convertible Preferred Stock, par value $.01 per share ("Class D Preferred Stock") (the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock, unless otherwise indicated, are hereinafter referred to collectively as the "Preferred Stock") .

          The following is a statement of the designations, preferences, limitations and relative rights in respect of the shares of each class of stock of the Corporation:

          A.   Common Stock.
               ------------

               (1) Voting Rights.  Each holder of record of Common Stock shall
                   -------------
have the right to one vote for each share of Common Stock standing in the name of such holder on the books of the Corporation.

               (2) Dividends.  Subject to the rights of the holders of the
                   ---------
Preferred Stock, each holder of record of Common Stock will be entitled to dividends in such amounts and at such times as may be declared by the Board of Directors.

          B.   Preferred Stock.  Except as provided in Section B(5)(d)(i) of
               ---------------
this Article, each share of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock is identical in all respects and possesses the same designations, limitations and rights as each other share of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock, as the case may be. Except as provided in Sections B(2)(b), B(3)(a), B(5)(a) and B(5)(d) of this Article, the Class A Preferred Stock, Class B Preferred Stock, Class C

Preferred Stock and Class D Preferred Stock are identical in all respects and possess the same designations, limitations and rights.

               (1) Dividends.  In the event that the Corporation declares or
                   ---------
pays any dividend on the Common Stock or makes, directly or indirectly, any other distribution in respect to the Common Stock, the holders of Preferred Stock shall be entitled to participate with the holders of Common Stock in any such dividends paid or set aside for payment, such that the holders of Preferred Stock shall receive, with respect to each share of Preferred Stock, an amount equal to (a) the dividend payable with respect to each share of Common Stock multiplied by (b) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Preferred Stock is convertible as of the record date for such dividend.

               (2)  Voting Rights.
                    -------------

          (a) Except as otherwise provided herein or by law, the holders of Preferred Stock shall have full voting rights and powers, they shall be entitled to vote on all matters as to which holders of the Common Stock shall be entitled to vote, they shall vote together with the holders of the Common Stock as a single class, and they shall be entitled to one vote for each share of Common Stock which would be held by them if all of their shares of Preferred Stock would be converted into shares of Common Stock under Section B(5) of this Article.

          (b) Except as otherwise provided herein or by law, the vote or consent of at least two-thirds of the outstanding shares of the Class C Preferred Stock voting as a separate class shall be required for the following actions:

              (i) any change in the rights, preferences, or privileges of the Class C Preferred Stock;

              (ii) any amendment, repeal or addition of any provision of or to the By-Laws, if such action would adversely affect the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the Class C Preferred Stock;

              (iii) the authorization of any class of equity securities ranking prior to or having preference over the Class C Preferred
     Stock with respect to dividends, redemption or assets of the Corporation;

              (iv) the reclassification of any shares of Common Stock into shares of any class of equity securities ranking prior to or having preference over the Class C Preferred Stock with respect to dividends, redemption or assets of the Corporation;

              (v) the merger or consolidation of the Corporation into or with any other corporation, the sale of all or substantially all of the Corporation's assets, or the liquidation of the assets of the Corporation, provided, however, that no such vote or consent under this Section B(2) (b)
     --------  -------
     (v) shall be required if the aggregate price to be paid to the Corporation's stockholders in the merger, consolidation, sale or liquidation is equal to or greater than an amount determined by multiplying
     (X) $1.50 per share, as adjusted to reflect any change in the number of shares of the Corporation's Common Stock as a result of a stock split, stock dividend, distribution payable in shares of the Corporation's Common Stock or other reclassification after September 19, 1995, by (y) the number of outstanding shares of the Corporation's Common Stock (for purposes of this determination only, a securityholder holding capital stock of the Corporation convertible into the Corporation's Common Stock shall be treated as having converted all such convertible stock into the Corporation's Common Stock at the applicable conversion rate, pursuant to Section B(5) of this Article, in effect at the time of this determination); and

              (vi) the acquisition by the Corporation of any corporation or other business entity if such a transaction involves (A) the issuance of equity securities of the Corporation resulting in the new securityholders having more than 25 percent of the voting power pursuant to Sections A(1) and B(2) (a) of this Article or (B) the payment of cash consideration equivalent to 25% of the product of (x) the sum of the number of shares of Common Stock and Preferred Stock then outstanding and the number of such shares underlying options and other rights to acquire such shares (irrespective of whether such shares, options or other rights are conditional or unvested) times (y) the then most recent price per share at which the Corporation sold any shares of Preferred Stock in an offering that yielded gross proceeds of not less than $5,000,000 to the Corporation.

          (c) Whenever holders of the Preferred Stock or Common Stock, separately or as a single class, are required or permitted to take any action, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

              (3)  Rights of Liquidation.
                   ---------------------

                   (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a "Liquidation"), before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock, the holders of the Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount per share equal to $0.50 per share for each share of Class A Preferred Stock held by such holder, $1.00 per share for each share of Class B Preferred Stock or Class C Preferred Stock held by such holder and $1.75 per share for each share of Class D Preferred Stock held by such holder (such amounts being referred to herein as "Liquidation Preference") plus any declared but unpaid dividends on such shares of Preferred Stock. If the assets of the Corporation available for distribution to the holders of the Preferred Stock shall not be sufficient to make in full the payments required by this Section B(3)(a), such assets shall be distributed ratably among the holders of the Preferred Stock based upon the aggregate Liquidation Preferences of the shares of Preferred Stock held by each such holder.

                   (b) If the assets of the Corporation available for distribution to stockholders exceed the aggregate amounts payable pursuant to Section B(3)(a) of this Article above, the remainder of such assets shall be distributed to the holders of Preferred Stock and Common Stock on a pro rata basis, with the amount distributable to the holders of Preferred Stock to be computed on the basis of the number of shares of Common Stock which would be held by them if immediately prior to the Liquidation all of the outstanding shares of such Preferred Stock had been converted into shares of Common Stock under Section of this Article.

                   (c) A merger or consolidation involving the Corporation in which the Corporation is not the surviving entity and a sale, lease or transfer of all or substantially all of the assets of the Corporation shall, at the option of holders representing a majority of the Preferred Stock voting as a single class, be deemed a Liquidation, unless in connection with such transaction, each holder of Preferred Stock receives a preferred stock having terms and conditions which are no less favorable than the terms and conditions of the Preferred Stock held by such holder prior to the transaction.

                   (d) Notwithstanding the provisions contained in Section B(3)(c) of this Article above, in the event of a merger or consolidation involving the Corporation in which the Corporation is not the surviving entity, or a sale, lease or transfer of all or substantially all of the assets of the Corporation, in which a holder of Preferred Stock would receive cash and/or marketable securities (i.e., securities registered under the Securities Act of
                       ----
1933, as amended, at the time of delivery, or securities committed to be so registered within 60 days after delivery) in an amount less than the aggregate Liquidation Preference of the shares of Preferred Stock held by such holder, then holders of a majority of the Preferred Stock then outstanding, voting as a single class, may elect, in lieu of all other rights under the terms of the transaction or this Article, to receive an amount equal to their aggregate Liquidation Preference for such shares of Preferred Stock. If the holders make such an election, each such holder shall have a priority on such holder's pro rata portion of all cash and marketable securities received in such transaction to the extent of the aggregate Liquidation Preference for such holder's shares of Preferred Stock. Such election shall be made by the holders by written notice to the Corporation within 30 days after the date of stockholder approval of the transaction (or within 30 days after receiving notice of such transaction from the Corporation if the transaction is not submitted for stockholder approval).

                   (e) In the event that the Corporation shall, at any time, issue any shares of Preferred Stock (i) by stock dividend or any other distribution upon any stock of the Corporation payable in shares of Preferred Stock, or (ii) by a subdivision of its shares of outstanding Preferred Stock, by reclassification or otherwise, the Liquidation Preference then in effect shall be reduced proportionately, and, in like manner, in the event of any combination of shares of Preferred Stock, by reclassification or otherwise, the Liquidation Preference then in effect shall be proportionately increased.

              (4) Actions Requiring the Consent of the Holders of the Preferred
                  -------------------------------------------------------------
Stock. As long as any shares of Preferred Stock remain outstanding, the consent
-----
of the holders of at least a majority of the votes which holders of Preferred Stock are entitled to cast, given in person or by proxy, either in writing without a meeting or by vote at a meeting called for such purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or the By-Laws of the Corporation which (a) increases the number of authorized shares of any class of capital stock, (b) adversely affects the rights, preferences or powers of any class of Preferred Stock or of the holders thereof or (c) decreases the required time for the giving of any notice to which the holders of Preferred Stock may be entitled.

               (5)  Conversion.
                    ----------

                    (a) Right To Convert.  A holder of record of any share or
                        ----------------
shares of Class A Preferred Stock shall have the right at any time, at such holder's option, to convert, without the payment of any additional consideration, each share of Class A Preferred Stock held by such holder into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) .50 by (ii) the Conversion Factor (as defined in Section B(5)(d) of this Article below) then in effect for the Class A Preferred Stock. A holder of record of any share or shares of Class B Preferred Stock, Class C Preferred Stock or Class D Preferred Stock shall have the right at any time, at such holder's option, to convert, without the payment of any additional consideration, each share of Class B Preferred Stock, Class C Preferred Stock or Class D Preferred Stock held by such holder into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (X) 1 by (Y) the Conversion Factor (as defined in Section B(5)(d) of this Article below) then in effect for the Class B Preferred Stock, Class C Preferred Stock or Class D Preferred Stock, as applicable; provided, however, that the provisions of
                                -----------------
B(5)(d)(i) shall not apply to the Conversion Factor for Class D Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion after completion of the calculation of the aggregate number of shares of Common Stock to be issued to such holder, the Corporation shall pay to such holder an amount in cash equal to any fractional share to which such holder would be entitled, multiplied by the current market value of a share, as determined in good faith by the Board of Directors of the Corporation.

                    (b) Mechanics of Conversion.  If the holder of shares of
                        -----------------------
Preferred Stock desires to exercise such right of conversion, such holder must give written notice to the Corporation (the "Conversion Notice") of the election by such holder to convert a stated number of shares of Preferred Stock (the "Conversion Shares") into shares of Common Stock on the date specified in the Conversion Notice (which date shall not be earlier than the date on which the Corporation receives the Conversion Notice (the "Conversion Date)), and by surrender of the certificate or certificates representing such Conversion Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Promptly after the Conversion Date and the surrender of the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Conversion Shares or such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares. Such conversion shall be deemed to have been effected as of the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date.

                    (c) Common Stock Reserved.  The Corporation shall at all
                        ---------------------
times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the shares of Preferred Stock at the time outstanding.

                    (d) Conversion Factor.  The initial conversion factor for
                        -----------------
the Class A Preferred Stock shall be .50 and the initial conversion factor for the Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock shall be 1, subject to adjustment, in each case, in accordance with the provisions in this Section B(5)(d), except that the provisions of B(5)(d)(i) shall not apply to the Conversion Factor for Class D Preferred Stock. Such respective conversion factors in effect from time to time, as adjusted pursuant to the applicable provisions of this Section B(5)(d), are referred to herein as the "Conversion Factor" for the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock or the Class D Preferred Stock, as applicable. All of the remaining provisions of this Section B(5)(d) shall apply separately to the respective Conversion Factors in effect from time to time; provided, however, that the provisions of B(5)(d)(i) shall not apply to the
-----------------
Conversion Factor for Class D Preferred Stock.

                        (i) In the event that the Corporation shall, at any time or from time to time, issue or sell any shares of the capital stock of the Corporation (including treasury shares, but excluding (x) 1,334,000 shares of Class A Preferred Stock and 21,065,000 shares of Class C Preferred Stock, (y) an aggregate of 15,805,627 shares of Common Stock and an aggregate of 11,800,468 shares of Class B Preferred Stock that have been issued, have been reserved for issuance or will be issued pursuant to options, warrants or other commitments which have been granted or executed as of December 12, 1995 or will be granted or executed pursuant to the Corporation's 1993 Stock Incentive Plan, and (z) the shares of Common Stock issuable upon conversion of the Preferred Stock), then, immediately upon such issuance or sale, the Conversion Factor shall be reduced as follows:

                              (A) The Conversion Factor shall be changed to a
number determined by multiplying the Conversion Factor in effect immediately prior to such issuance by the following fraction:

                                A   +  B
                                      ---
                                       C
                                ---------
                                A   +  D

      wherein:

               A =      the number of Outstanding Shares (as defined below)
                        immediately prior to the subject issuance;
               B =      the aggregate consideration in dollars for the shares
                        then being issued, expressed as an absolute number;

               C = the Conversion Factor in effect immediately prior to the subject issuance with respect to the applicable class of Preferred Stock; and

               D =      the number of shares then being issued.

The applicable Conversion Factor shall be further reduced from time to time thereafter whenever any shares are so issued or converted for a price per share lower than the amount of the applicable Conversion Factor, then in effect, as adjusted prior to that date.

                              (B) In the event that any shares shall be issued
or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In the event that any shares shall be issued for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. Whenever shares are issued upon the exercise of warrants, options or other conversion rights, the consideration received therefor shall include both the consideration paid upon the issuance and upon the exercise of such warrant, option or other right.

                              (C) In the event that the Corporation shall in
any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase any Common Stock or securities convertible into Common Stock ("Convertible Securities"), or any options for the purchase of any Common Stock or Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing
(I) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such rights or options, or plus, in the case of any Convertible Securities or rights or options to purchase Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (II) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Factor in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable or issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of the granting of such rights or options and to have been issued for such price per share, with the effect on the applicable Conversion Factor specified in Section (5)(d)(i) of this Article. No further adjustment of the applicable Conversion Factor shall be made upon the actual issue of such Common Stock or upon the actual issue of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                              (D) If the purchase price provided for in any
right or option referred to in Section B(5)(d)(i)(C) of this Article, or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Factor then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Factor which would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

                              (E) Notwithstanding the foregoing, upon the
consent of the holders of two-thirds of the applicable class of Preferred Stock affected and then outstanding, if the Conversion Factor for the applicable class of Preferred Stock, as set forth in this Section B(5)(d)(i) otherwise would be reduced, no such reduction in the Conversion Factor for the applicable class of Preferred Stock, as set forth in this Section B(5)(d)(i), shall occur.

                              (F) Notwithstanding the foregoing, if any holder
of shares of Preferred Stock is entitled to exercise the preemptive rights (the "Preemptive Right") set forth in Section 9 of the Second Class C Preferred Stock Purchase Agreement, dated as of September 19, 1995, or in Schedule 9 of the Amendment and Waiver Agreement, dated as of September 19, 1995 (collectively, the "Purchase Agreement") with respect to any "Issuance" (as defined in Section
9.2 of the Purchase Agreement) which would, absent the provisions of this subsection (F), result in a reduction of the Conversion Factor applicable to shares of such holder's Preferred Stock pursuant to Section B(5)(d)(i) of this Article, and if such holder (a "Non-Participating Holder") does not, by exercise of such holder's Preemptive Right, acquire not less than such holder's "Proportionate Percentage" (as defined in Section 9.2 of the Purchase Agreement) of the Issuance, then all of such holder's shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock shall automatically, and without further action on the part of such holder, be converted effective upon, subject to and concurrently with consummation of the Issuance (the "Issuance Date") as follows: each share of Class A Preferred Stock held by such Non-Participating Holder shall be converted into one share of a newly created series of preferred stock (having such number of shares as the Board of Directors may by resolution fix) which such class shall be identical in all respects to the Class A Preferred Stock, except that the Conversion Factor of such class shall be fixed immediately prior to the Issuance Date and shall be subject to no further adjustments pursuant to Section B(5)(d)(i) of this Article; each share of Class B Preferred Stock held by such Non-Participating Holder shall be converted into one share of a newly created class of preferred stock (having such number of shares as the Board of Directors may by resolution fix) which such class shall be identical in all respects to the Class B Preferred Stock, except that the Conversion Factor of such class shall be fixed immediately prior to the Issuance Date and shall be subject to no further adjustments pursuant to Section B(5)(d)(i) of this Article; and each share of Class C Preferred Stock held by such Non-Participating Holder shall be converted into one share of a newly created class of preferred stock (having such number of shares as the Board of Directors may by resolution fix) which such class shall be identical in all respects to the Class C Preferred Stock, except that the Conversion Factor of such class shall be fixed immediately prior to the Issuance Date and shall be subject to no further adjustments pursuant to Section B(5)(d)(i) of this Article. The Board of Directors of the Corporation shall take all necessary actions to designate each such new class. Upon such conversion, the shares of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock so converted shall be cancelled and not subject to reissuance, but instead shall be redesignated by the Board of Directors of the Corporation in accordance with the terms of this Section B(5)(d)(i)(F).

                                  (ii)    Each adjustment in a Conversion
Factor shall be calculated to the nearest tenth of a cent.

                                  (iii)   As used in this Section B(5)(d), the
term "Outstanding Shares" shall be deemed to include the number of issued and outstanding shares of Common Stock, plus the number of shares of Common Stock issuable upon the conversion of the issued and outstanding shares of Preferred Stock, but shall not include the new shares of Common Stock then being issued by the Corporation.

                                  (iv)    In the event that the Corporation
shall, at any time, issue any shares of Common Stock (A) by stock dividend or any other distribution upon any stock of the Corporation payable in shares of Common Stock or in shares of Preferred Stock, or (B) by subdivision of its shares of outstanding Common Stock, by reclassification or otherwise, the Conversion Factor then in effect shall be reduced proportionately, and, in like manner, in the event of any combination of shares of Common Stock, by reclassification or otherwise, the Conversion Factor then in effect shall be proportionately increased.

                                  (v)     If any capital reorganization or
reclassification of the Common Stock of the Corporation, or consolidation or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to such shares of Preferred Stock upon the exercise of their conversion rights, such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock immediately theretofore receivable with respect to such shares of Preferred Stock upon the exercise of such rights had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provision shall he made with respect to the rights and interests of the holders of the Preferred Stock to the end that such conversion rights (including, without limitation, provisions for adjustment of the applicable Conversion Factor) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger or sale, unless it provides the holders of the Preferred Stock at least 30 days advance notice thereof, and prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets, shall assume by written instrument, executed and mailed or delivered to the holders of the Preferred Stock, the obligation to deliver to such holders the shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive upon conversion of the shares of Preferred Stock held by such holder.

                                  (vi)    If any event occurs as to which the
other provisions of this Section B(5)(d) are not strictly applicable, or if strictly applicable would not fairly protect the conversion rights of the Preferred Stock in accordance with the intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such intent and principles, so as to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the applicable Conversion Factor as otherwise determined pursuant to this Section B(5)(d).

          (e) Stock Transfer Taxes.  The issuance of stock certificates upon the
              --------------------
conversion of the Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issuance. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of such shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (f) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Factor, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Factor at the time in effect for the Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock owned by such holder.

          (g) Notices of Record Date.  In the event of any fixing by the
              ----------------------
Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least 30 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (h) Notices.  Any notice required by the provisions of this Section
              -------
B(5) to be given to the holders of shares of Preferred Stock shall he deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

               (6)  Mandatory Conversion.
                    --------------------

                    (a) The Corporation shall cause the conversion ("Mandatory Conversion") of all of the shares of Preferred Stock into fully paid and nonassessable shares of Common Stock, at the conversion rate then in effect, upon the occurrence of the Corporation's underwritten public offering of its Common Stock pursuant to a registration statement (other than a registration statement relating to an offer and sale of securities to employees of, or other persons providing services to, the Corporation pursuant to an employee or similar benefit plan, registered on Form S-8 or a comparable or successor form) filed under the Securities Act of 1933, as amended, which yields to the Corporation not less than $15,000,000 (before deducting any underwriters' or brokers' discounts, fees or commissions) and under which the offering price to the public is equal to at least $1.50 per share (adjusted for any stock splits, stock dividends, recapitalizations, mergers, consolidations or similar events occurring after September 19, 1995) (a "Qualifying Public Offering").

          (b) The date ("Mandatory Conversion Date") on which such Mandatory Conversion shall be deemed to occur is the date on which a closing occurs pursuant to a Qualifying Public Offering.

          (c) On the Mandatory Conversion Date, all rights of the holders of shares of the Preferred Stock as such holders shall cease except their right to receive payment of any dividends declared and unpaid to such date; such shares shall no longer be deemed to be outstanding; and the holders thereof shall on and after such date be conclusively deemed for all purposes to be holders of the shares of Common Stock into which their shares of Preferred Stock were converted.

          (d) The Corporation shall promptly give all holders of record of shares of Preferred Stock written notice of the date that a Qualifying Public Offering will occur or is anticipated to occur. Such notice shall also specify the place designated for exchanging the shares of Preferred Stock for shares of Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of shares of Preferred Stock at such holder's address as shown in the records of the Corporation. Each holder of shares of Preferred Stock shall surrender its certificate or certificates for all such shares to the Corporation or the transfer agent at the place designated in such notice and shall, upon surrender, receive certificates for the number of shares of Common Stock to which such holder is entitled.

          (e) For the purpose of calculating the conversion ratio of Preferred Stock into Common Stock in the event of a Mandatory Conversion, such calculation shall be made in accordance with Section B(5) of this Article.

     IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation on behalf of the Corporation and have attested such execution and do verify and affirm, under penalty of perjury, that this Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this 19th day of June, 1996.

                                         GENVEC, INC.


                                         By:
                                            --------------------------------
                                            Thomas W. D'Alonzo
                                            President

Attest:

By:
   --------------------------------
   Charles A. Reinhart III
   Secretary


          (Corporate Seal)

                              AMENDED AND RESTATED

                                   BYLAWS OF

                                  GENVEC, INC.

                (Amended and Restated as of September 12, 1995)



                                   ARTICLE I

                                    OFFICES
                                    -------

     Section 1.1    Registered Office and Registered Agent.  The Corporation
                    --------------------------------------
shall maintain a registered office and registered agent within the State of Delaware, which may be changed by the Board of Directors from time to time.

     Section 1.2    Other Offices.  The Corporation may also have offices at
                    -------------
such other places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

                                   ARTICLE II
                             STOCKHOLDERS' MEETINGS
                             ----------------------

     Section 2.1    Place of Stockholders' Meetings.  Meetings of stockholders
                    -------------------------------
may be held at such place, either within or without the State of Delaware, as may be designated by the Board of Directors from time to time. If no such place is designated by the Board of Directors, meetings of the stockholders shall be held at the registered office of the Corporation in the State of Delaware.

     Section 2.2    Annual Meeting.  A meeting of the stockholders of the
                    --------------
Corporation shall be held in each calendar year, commencing with the year 1993, at such time as the Board of Directors may determine.

     At such annual meeting, there shall be held an election for a Board of Directors to serve for the ensuing year and until their respective successors are elected and qualified, or until their earlier resignation or removal. Subject to the terms of the Corporation's Certificate of Incorporation, the Board of Directors shall consist of the number of directors determined pursuant to Section 3.1 hereof, of which the holders of the Corporation's Class A Convertible Preferred Stock, par value $.01 per share (the "Class A Stock"), the Corporation's Class B Convertible Preferred Stock, par value $.01 per share (the "Class B Stock") and the Corporation's Class C Convertible Preferred Stock, par value $0.01 per share (the "Class C Stock") (the Class A Stock, the Class B Stock and the Class C Stock being hereinafter collectively referred to as the "Preferred Stock"), in the aggregate, shall elect at least five directors, of which Hillman Medical Ventures 1995 L.P. or its successor limited partnership ("Hillman") shall be entitled to elect two such directors and each of Prince Venture Partners III, L.P. ("Prince III") and Genentech, Inc. ("Genentech") acting individually and Sierra Ventures IV, L.P. ("Sierra IV") and Sierra Ventures International IV, L.P. ("Sierra International IV") acting in the aggregate being entitled to elect one director each; provided, however, that if
                                                     --------  -------
the ownership of "Preferred Stock" or shares of the common stock of the Company, par value $0.01 per share (the "Common Stock"), into which such shares of "Preferred Stock" are converted (collectively, "Securities") by any of "Hillman," "Prince III" or "Genentech" individually, or of "Sierra IV" and "Sierra International IV" in the aggregate, ever becomes less than ten percent (10%) of the "Common Stock" then outstanding, assuming conversion of all "Preferred Stock" and issuance of the aggregate maximum number of shares of "Common Stock" issued, delivered or exchanged therefor and irrespective of whether any such shares of "Common Stock" or "Preferred Stock" are conditional or unvested (the "Director Entitlement Threshold"), then on the date on which the ownership of "Securities" by any of "Hillman," "Prince III" or "Genentech" individually, or of "Sierra IV" and "Sierra International IV" in the aggregate, falls below the "Director Entitlement Threshold," such applicable holder or holders of "Preferred Stock" shall no longer be entitled to elect any particular director and shall only have such rights to exercise the voting power of the "Preferred Stock" as are set forth in the Corporation's Certificate of Incorporation; provided, further, that if the Corporation consummates an
               --------  -------
underwritten public offering of the Corporation's "Common Stock" pursuant to one or more registration statements filed under the Securities Act of 1933, as amended (or any successor statute), yielding gross proceeds to the Corporation of at least $15,000,000 and under which the offering price to the public is equal to at least $1.50 per share (adjusted for any stock splits, stock dividends, recapitalizations, mergers, consolidations or similar events occurring after September 19, 1995) (a "Qualifying Public Offering"), upon the closing of the "Qualifying Public Offering," the holders of the "Preferred Stock" shall not be entitled to elect any particular directors and shall have no other voting rights with respect to the "Preferred Stock" other than as are set forth in the Corporation's Certificate of Incorporation; and further provided,
                                                             ------- --------
that if the director nominated by "Genentech," prior to any "Qualifying Public Offering" or "Genentech" holding "Securities" in an amount less than the "Director Entitlement Threshold," is an employee of "Genentech" and if "Genentech" and the Corporation in good faith and after due and careful consideration of objective and tangible evidence, agree that the presence of a "Genentech" employee on the Board substantially, materially and adversely impedes on an ongoing basis the Corporation's ability to enter into substantial collaborative agreements with third party biotechnology or pharmaceutical concerns, then "Genentech" shall be entitled to have an independent individual acceptable to "Genentech," but not a "Genentech" employee, elected as the representative of "Genentech" on the Corporation's Board of Directors during the period, as described above, in which "Genentech" has such right to nominate a director.

     Section 2.3    Special Meetings.  Except as otherwise specifically provided
                    ----------------
by law, special meetings of the stockholders may be called at any time:

                    (a)  By the Board of Directors; or

                    (b) By the President of the Corporation; or

                    (c) By the holders of record of not less than 20% of all the shares outstanding and entitled to vote.

     Upon the written request of any person entitled to call a special meeting and who is entitled to do so under these Bylaws or applicable law, which request shall set forth the purpose for which the meeting is desired, it shall be the duty of the Secretary to give prompt written notice of such meeting to be held at such time as the Secretary may fix, subject to the provisions of Section 2.4 hereof. If the Secretary shall fail to fix such date and give notice within 10 days after receipt of such request, the person or persons calling the meeting may do so.

     Section 2.4    Notice of Meetings and Adjourned Meetings.  Written notice
                    -----------------------------------------
stating the place, date and hour of any meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as provided in Section 230 of the Delaware General Corporation Law, as amended from time to time (the "Delaware Code"). Such notice may be given by or at the direction of the person or persons authorized to call the meeting.

     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 2.5    Quorum of and Action by Shareholders.
                    ------------------------------------

                    (a) Unless otherwise provided in the Certificate of Incorporation of the Corporation (the "Certificate") or in a Bylaw adopted by stockholders, the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum, but in no event shall a quorum consist of less than one-third (1/3) of the shares entitled to vote at a meeting. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.

                    (b) Whenever any corporate action is to be taken by vote of the stockholders of the Corporation at a duly organized meeting, unless otherwise provided in the Certificate or the Delaware Code, such corporate action shall be authorized by a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon.

                    (c) The stockholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

                    (d) In the case of any meeting for the election of Directors, those stockholders who attend the second of such adjourned meetings, although less than a quorum as fixed in this Section, shall nevertheless constitute a quorum for the purpose of electing Directors.

     Section 2.6    Voting List; Proxies.  The officer who has charge of the
                    --------------------
stock ledger of the Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     Upon the willful neglect or refusal of the Directors to produce such a list at any meeting for the election of Directors, they shall be ineligible to any office at such meeting.

     Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

     Except as otherwise specifically provided by law, all matters coming before the meeting shall be determined by a vote by shares. All elections of Directors shall be by written ballot unless otherwise provided in the Certificate. Except as otherwise specifically provided by law, all other votes may be taken by voice unless a stockholder demands that it be taken by ballot, in which latter event the vote shall be taken by written ballot.

     Section 2.7    Informal Action by Stockholders.  Unless otherwise provided
                    -------------------------------
in the Certificate, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders or members, who have not consented in writing.

                                  ARTICLE III

                               BOARD OF DIRECTORS
                               ------------------

     Section 3.1    Number.  The business and affairs of the Corporation shall
                    ------
be managed by or under the direction of a Board of Directors which shall be composed of not less than five (5) and not more than twelve (12) Directors, the precise number to be determined from time to time by the Board of Directors.

     Section 3.2    Place of Meeting.  Meetings of the Board of Directors may be
                    ----------------
held at such place either within or without the State of Delaware, as a majority of the Directors may from time to time designate or as may be designated in the notice calling the meeting.

     Section 3.3    Regular Meetings.  A regular meeting of the Board of
                    ----------------
Directors shall be held annually, immediately following the annual meeting of stockholders, at the place where such meeting of the stockholders is held or at such other place, date and hour as a majority of the newly elected Directors may designate. At such meeting the Board of Directors shall elect officers of the Corporation. In addition to such regular meeting, a majority of the Board of Directors shall have the power to fix, by resolution, the place, date and hour of other regular meetings of the Board to occur at least once a month and to convene one meeting a month of the company's executive officers. The Board of Directors also shall invite the "Primary Investigator" (as defined in that certain Preferred Stock Purchase Agreement dated as of December 8, 1992, as Amended and Restated as of May 19, 1993 (as so amended and restated, the "Purchase Agreement")) to attend any and all meetings of the Board of Directors, to participate in discussions and express views on matters before the Board, but without any right to vote; and provided that the "Primary Investigator" shall
                               --------
withdraw from such meeting upon any discussion of the terms of his engagement or continuing engagement by the Corporation.

     Section 3.4    Special Meetings.  Special meetings of the Board of
                    ----------------
Directors shall be held whenever ordered by the President, by a majority of the members of the executive committee, if any, or by a majority of the Directors in office. The "Primary Investigator" (as defined in the Purchase Agreement) shall be invited to attend such special meetings, under the same terms and conditions as a regular meeting of the Board of Directors as set forth in Section 3.3.

     Section 3.5    Notices of Meetings of Board of Directors.
                    -----------------------------------------

                    (a) Regular Meetings.  No notice shall be required to be
                        ----------------
given of any regular meeting, unless the same be held at other than the time or place for holding such meetings as fixed in accordance with Section 3.3, in which event one day's notice shall be given of the time and place of such meeting.

                    (b) Special Meetings.  At least one day's notice shall be
                        ----------------
given of the time, place and purpose for which any special meeting of the Board of Directors is to be held.

     Section 3.6    Quorum.  A majority of the total number of Directors shall
                    ------
constitute a quorum for the transaction of business, and the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If there be less than a quorum present, a majority of those present may adjourn the meeting from time to time and place to place and shall cause notice of each such adjourned meeting to be given to all absent Directors.

     Section 3.7    Informal Action by the Board of Directors.  Any action
                    -----------------------------------------
required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

     Section 3.8    Powers.
                    ------

                    (a) General Powers.  The Board of Directors shall have all
                        --------------
powers necessary or appropriate to the management of the business and affairs of the Corporation and, in addition to the power and authority conferred by these Bylaws, may exercise all powers of the Corporation and do all such lawful acts and things as are not by statute, these Bylaws or the Certificate directed or required to be exercised or done by the stockholders.

                    (b) Specific Powers.  Without limiting the general powers
                        ---------------
conferred by subparagraph (a) above and the powers conferred by the Certificate of Incorporation and Bylaws of the Corporation, it is hereby expressly declared that the Board of Directors shall have the following powers:

                        (i) To confer upon any officer or officers of the Corporation the power to choose, remove or suspend assistant officers, agents or servants.

                        (ii) To appoint any person, firm or corporation to accept and hold in trust for the Corporation any property belonging to the Corporation or in which it is interested, and to authorize any such person, firm or corporation to execute any documents and perform any duties that may be requisite in relation to any such trust.

                        (iii) To appoint a person or persons to vote shares of another corporation held and owned by the Corporation.

                        (iv) By resolution adopted by a majority of the full Board of Directors, to designate one or more of its members to constitute an executive committee which, to the extent provided in such resolution and subject to the Delaware code, shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the Corporation to be affixed.

                        (v) By resolution passed by a majority of the whole Board of Directors, to designate one or more additional committees, each to consist of one or more Directors, to have such duties, powers and authority as the Board of Directors shall determine. All committees of the Board of Directors, including the executive committee, shall have the authority to adopt their own rules of procedure. Absent the adoption of specific procedures, the procedures applicable to the Board of Directors shall also apply to committees thereof.

                        (vi) To fix the place, time and purpose of meetings of stockholders.

                        (vii) To purchase or otherwise acquire for the Corporation any property, rights or privileges which the Corporation is authorized to acquire, at such prices, on such terms and conditions and for such consideration as it shall from time to time see fit, and, at its discretion, to pay any property or rights acquired by the Corporation, either wholly or partly in money or in stocks, bonds, debentures or other securities of the Corporation.

                        (viii) To create, make and issue mortgages, bonds, deeds of trust, trust agreements and negotiable or transferable instruments and securities, secured by mortgage or otherwise, and to do every other act and thing necessary to effectuate the same.

                        (ix)  To appoint and remove or suspend such
subordinate officers, agents or servants, permanently or temporarily, as it may from time to time think fit, and to determine their duties, and fix, and from time to time change, their salaries or emoluments, and to require security in such instances and in such amounts as it thinks fit.

                        (x) To determine who shall be authorized on the Corporation's behalf to sign bills, notes, receipts, acceptances, endorsements, checks, releases, contracts and documents.

     Section 3.9  Compensation of Directors.  Compensation of Directors and
                  -------------------------
reimbursement of their expenses incurred in connection with the business of the Corporation, if any, shall be as determined from time to time by resolution of the Board of Directors.

     Section 3.10  Removal of Directors by Stockholders.  Any individual
                   ------------------------------------
Director may be removed from office without assigning any cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to elect such Director. In case any one or more Directors are so removed, new Directors may be elected at the same time.

     Section 3.11  Resignations.  Any Director may resign at any time by
                   ------------
submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

     Section 3.12  Vacancies.  Except as otherwise set forth in the Certificate,
                   ---------
any vacancies on the Board of Directors, including vacancies resulting from a removal of Directors under Section 3.10 and newly created directorships resulting from any increase in the authorized number of Directors, may be filled by a majority vote of the remaining Directors then in office, although less than a quorum, or by a sole remaining Director, and each person so elected shall be a Director until his successor is elected and qualified or until his earlier resignation or removal.

     Section 3.13  Participation by Conference Telephone.  Directors may
                   -------------------------------------
participate in regular or special meetings of the Board by telephone or similar communications equipment by means of which all other persons participating in the meeting can hear each other, and such participation shall constitute presence at the meeting.

                                   ARTICLE IV

                                    OFFICERS
                                    --------

     Section 4.1  Election and Office.  The Corporations shall have a President,
                  -------------------
a Secretary and a Treasurer who shall be elected by the Board of Directors. The Board of Directors may elect such additional officers as it may deem proper, including a Chairman and Vice Chairman of the Board of Directors, one or more Vice Presidents, and one or more assistant or honorary officers. Any number of offices may be held by the same person.

     Section 4.2  Term.  The President, Secretary and Treasurer shall each serve
                  ----
for a term of one year and until their respective successors are chosen and qualified, unless removed from office by the Board of Directors during their respective tenures. The term of office of any other officer shall be as specified by the Board of Directors.

     Section 4.3  Powers and Duties of the President.  Unless otherwise
                  ----------------------------------
determined by the Board of Directors, the President shall have the usual duties of an executive officer with general supervision over and direction of the affairs of the Corporation. In the exercise of these duties and subject to the limitations set forth in the Delaware Code, these Bylaws, and the actions of the Board of Directors, the President may appoint, suspend and discharge employees, agents and assistant officers, fix the compensation of all officers and assistant officers, shall preside at all meetings of the stockholders at which he or she shall be present, shall, unless there is a Chairman of the Board of Directors, preside at all meetings of the Board of Directors and, unless otherwise specified by the Board of Directors, shall be a member of all committees. The President shall also do and perform such other duties as from time to time may be assigned to him or her by the Board of Directors. Unless otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation.

     Section 4.4  Powers and Duties of the Secretary.  Unless otherwise
                  ----------------------------------
determined by the Board of Directors, the Secretary shall record all proceedings of the meetings of the Corporation, the Board of Directors and all committees, in books to be kept for that purpose, and shall attend to the giving and serving of all notices for the Corporation. The Secretary shall have charge of the corporate seal, the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct. The Secretary shall perform all other duties ordinarily incident to the office of Secretary and shall have such other powers and perform such other duties as may be assigned to him or her by the Board of Directors.

     Section 4.5  Powers and Duties of the Treasurer.  Unless otherwise
                  ----------------------------------
determined by the Board of Directors, the Treasurer shall have charge of all the funds and securities of the Corporation which may come into his or her hands. When necessary or proper, unless otherwise ordered by the Board of Directors, the Treasurer shall endorse for collection on behalf of the Corporation checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such banks or depositories as the Board of Directors may designate and shall sign all receipts and vouchers for payments made to the Corporation. The Treasurer shall enter regularly, in books of the Corporation to be kept by him or her for that purpose, a full and accurate account of all moneys received and paid by him or her on account of the Corporation. Whenever required by the Board of Directors, the Treasurer shall render a statement of the financial condition of the Corporation. The Treasurer shall at all reasonable times exhibit the Corporation's books and accounts to any Director of the Corporation, upon application at the office of the Corporation during business hours. The Treasurer shall have such other powers and shall perform such other duties as may be assigned to him or her from time to time by the Board of Directors.

     Section 4.6  Powers and Duties of the Chairman of the Board of Directors.
                  -----------------------------------------------------------
Unless otherwise determined by the Board of Directors, the Chairman of the Board of Directors, if any, shall preside at all meetings of Directors and shall serve ex officio as a member of every committee of the Board of Directors. The
-- -------
Chairman shall have such other powers and perform such further duties as may be assigned to him or her by the Board of Directors.

     Section 4.7  Powers and Duties of Vice Presidents and Assistant Officers.
                  -----------------------------------------------------------
Unless otherwise determined by the Board of Directors, each Vice President and each assistant officer shall have the powers and perform the duties of his or her respective superior officer. Vice Presidents and assistant officers shall have such rank as shall be designated by the Board of Directors and each, in the order of rank, shall act for such superior officer in his or her absence or disability or when so directed by such superior officer or by the Board of Directors. Vice Presidents may be designated as having responsibility for a specific aspect of the Corporation's affairs, in which event each such Vice President shall be superior to the other Vice Presidents in relation to matters within his aspect. The President shall be the superior officer of the Vice Presidents. The Treasurer and the Secretary shall be the superior officers of the Assistant Treasurers and Assistant Secretaries, respectively.

     Section 4.8  Delegation of Office.  The Board of Directors may delegate the
                  --------------------
powers or duties of any officer of the Corporation to any other officer or to any Director from time to time.

     Section 4.9  Vacancies.  The Board of Directors shall have the power to
                  ---------
fill any vacancies in any office occurring from whatever reason.

     Section 4.10  Resignations.  Any officer may resign at any time by
                   ------------
submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

                                   ARTICLE V

                                 CAPITAL STOCK
                                 -------------

     Section 5.1  Stock Certificates.  Shares of the Corporation shall be
                  ------------------
represented by certificates signed by or in the name of the Corporation by (a) the Chairman or Vice Chairman of the Board of Directors, the President or a Vice President, and (b) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form, and may be countersigned by a transfer agent or registrar other than the Corporation or its employee. Any or all of the signatures on the share certificates may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in the Delaware Code, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     Section 5.2  Determination of Stockholders of Record.  The Board of
                  ---------------------------------------
Directors may fix, in advance, a record date to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Such date shall not be less than 10 nor more than 60 days before the date of any such meeting, nor more than 60 days prior to any other action.

     If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

     The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 5.3  Transfer of Shares.  Except as provided in Section 5.4,
                  ------------------
transfer of shares shall be made on the books of the Corporation only upon surrender of the share certificate, duly endorsed and otherwise in proper form for transfer, which certificate shall be cancelled at the time of the transfer; no transfer of shares shall be made on the books of this Corporation if such transfer is in violation of a lawful restriction noted conspicuously on the certificate.

     Section 5.4  Lost, Stolen or Destroyed Share Certificates.  The Corporation
                  --------------------------------------------
may issue a new certificate of stock in place of any certificate therefore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen, or destroyed certificate, or his legal representative to give the Corporation a bond sufficient to indemnify it against claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

                                   ARTICLE VI

                                    NOTICES
                                    -------

     Section 6.1  Contents of Notice.  Whenever any notice of a meeting is
                  ------------------
required to be given pursuant to these Bylaws, the Certificate or otherwise, the notice shall specify the place, day and hour of the meeting; in the case of a special meeting or where otherwise required by law, the general nature of the business to be transacted at such meeting; and any other information required by the Delaware Code.

     Section 6.2  Method of Notice.  All notices shall be given to each person
                  ----------------
entitled thereto, either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer back received) or courier service, charges prepaid, or by telecopier, with confirmation of receipt, to such person's address (or their telex, TWX, telecopier or telephone number) as it appears on the records of the Corporation, or supplied by such person to the Corporation for the purpose of notice. If notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States Mail, with the telegraph office or with the courier service, as the case may be, for delivery to that person or, in the case of telex, TWX or telecopier, when dispatched.

If no address for a stockholder appears on the books of the Corporation and such stockholder has not supplied the Corporation with an address for the purpose of notice, notice deposited in the United States Mail addressed to such stockholder care of General Delivery in the city in which the principal office of the Corporation is located shall be sufficient.

     Section 6.3  Waiver of Notice.  Whenever notice is required to be given
                  ----------------
under any provision of the Delaware Code, the Certificate or these Bylaws, a written waiver, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

                                  ARTICLE VII

                          INDEMNIFICATION OF DIRECTORS
                          ----------------------------
                         AND OFFICERS AND OTHER PERSONS
                         ------------------------------

     Section 7.1  Indemnification.  The Corporation shall have the power to
                  ---------------
indemnify any Director, officer, employee or agent of the Corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, to the fullest extent now or hereafter permitted by law in connection with and including, but not limited to, those instances in which such indemnification, although greater in scope or degree than that expressly provided by Section 145 of the Delaware Code, as deemed by a majority of a quorum of disinterested Directors (which may consist of only one Director if there is only one independent Director) or by independent legal counsel, after due investigation, to be in the best interests of the Corporation, with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him or her by reason of his or her performance as a Director, officer, employee or agent of the Corporation, its parent or any of its subsidiaries, or in any other capacity on behalf of the Corporation, its parent or any of its subsidiaries. The Board of Directors by resolution adopted in each specific instance may similarly indemnify any person other than a Director, officer, employee or agent of the Corporation for liabilities incurred by him or her in connection with services rendered by him or her for or at the request of the Corporation, its parent or any of its subsidiaries.

     The provisions of this Section shall be applicable to all actions, suits or proceedings commenced after its adoption, whether such arise out of acts or omissions which occurred prior or subsequent to such adoption and shall continue as to a person who has ceased to be a Director, officer, employee or agent or to render services for or at the request of the Corporation or as the case may be, its parent, or subsidiaries and shall inure to the benefit of the heirs, executors and administrators of such a person. The rights of indemnification provided for herein shall not be deemed exclusive of any other rights to which any Director, officer, employee or agent of the Corporation may be entitled under these bylaws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7.2  Advances.  Expenses (including attorney's fees) incurred by
                  --------
any officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding, whether threatened, pending or completed, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking, by or on behalf of such Director or officer, to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized by law. Such expenses including attorney's fees incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Section 7.3  Insurance.  The Corporation may purchase and maintain
                  ---------
insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under law.

                                  ARTICLE VII

                                      SEAL
                                      ----
     The form of the seal of the Corporation, called the corporate seal of the
Corporation, shall be as impressed adjacent hereto.    (Form of Seal)


                                   ARTICLE IX

                                  FISCAL YEAR
                                  -----------

     The Board of Directors shall have the power by resolution to fix the fiscal year of the Corporation. If the Board of Directors shall fail to do so, the President shall fix the fiscal year.

                                   ARTICLE X

                                   AMENDMENTS
                                   ----------

     The original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.

                                   ARTICLE XI

                            INTERPRETATION OF BYLAWS
                            ------------------------
     All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the Delaware Code.

KPMG

The Global Leader



               GENVEC, INC.

               FINANCIAL STATEMENTS

               DECEMBER 31, 1996 AND 1995

               (WITH INDEPENDENT AUDITORS' REPORT THEREON)

     KPMG Peat Marwick LLP

          Suite 400
          8200 Greensboro Drive
          McLean, VA 22102-3803


INDEPENDENT AUDITORS' REPORT



The Board of Directors
GenVec, Inc.:

We have audited the accompanying balance sheets of GenVec, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenVec, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the. Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has no source of revenue, has incurred aggregated net losses of $27,604,590 and has insufficient cash flows to sustain its operations. Such conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Peat Marwick LLP

April 11, 1997


GENVEC, INC.

Balance Sheets

December 31, 1996 and 1995
================================================================================================

ASSETS                                                                    1996           1995
                                                                      ------------   -----------
Current assets:
   Cash and cash equivalents                                          $  5,146,226    13,879,746
   Investments (note 4)                                                  2,579,124
   Other current assets                                                    268,640       284,689
       Total current assets                                              7,993,990    14,164,435

Property and equipment (note 7):
   Equipment                                                             1,566,091     1,492,561
   Leasehold improvements                                                  176,311       176,311
   Furniture and fixtures                                                   58,256        45,399
                                                                         1,800,658     1,714,271
   Less:  Accumulated depreciation and amortization                     (1,194,228)     (690,943)
                                                                      ------------   -----------
       Net property and equipment                                          606,430     1,023,328
                                                                      ------------   -----------
Other assets                                                                37,950        38,464
                                                                      ------------   -----------
                                                                      $  8,638,370    15,226,227
                                                                      ------------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                                                   $    955,986       463,831
   Accrued payroll and related expenses                                    245,843       182,756
   Current portion of capital lease obligation (note 7)                    414,529       361,707
                                                                      ------------   -----------
       Total current liabilities                                         1,616,358     1,008,294

Capital lease obligation, less current portion (note 7)                    157,729       527,187

Stockholders' equity (notes 6 and 8):
   Convertible preferred stock $.01 par value:
       Class A, 1,334,000 shares authorized, issued and
         outstanding (liquidation preference of $11,320,314)                13,340        13,340
       Class B, 11,800,468 shares authorized and 11,320,314
         shares issued and outstanding (liquidation preference of
         $11,320,314)                                                      113,203       113,203
       Class C, 21,065,000 shares authorized, issuing and
         outstanding (liquidation preference of $21,065,000)               210,650       210,650
       Class D, 2,000,000 shares authorized and 571,429 shares
         issued and outstanding in 1996 (liquidation preference of
         $1,000,000)                                                         5,714
   Common stock, $.01 par value, 52,005,095 and 46,305,095
     shares authorized and 5,826,087 and 3,683,141 shares issued
     and outstanding in 1996 and 1995, respectively                         58,260        36,831
   Additional paid-in capital                                           34,095,613    32,813,151
   Accumulated deficit                                                 (27,604,590)  (19,496,429)
   Treasury stock, at cost, 279,069 common shares                          (27,907)
                                                                      ------------   -----------
       Total stockholders' equity                                        6,864,283    13,690,746
                                                                      ------------   -----------

Commitments (note 7)
                                                                      $  8,638,370    15,226,227
                                                                      ============   ===========

See accompanying notes to financial statements.

GENVEC, INC.

Statements of Stockholders' Equity

Years ended December 31, 1996, 1995 and 1994

                                    Class A                Class B                 Class C
                                Preferred Stock        Preferred Stock         Preferred Stock
                             ---------------------  ---------------------   ---------------------
                              Shares      Amount      Shares       Amount     Shares        Amount
                             ---------  ----------  ----------    --------  ----------     --------
Balance, December 31, 1993   1,334,000     $13,340   8,750,000    $ 87,500          --           --
   Issuance of Class C
    convertible
    preferred shares, net
     of issuance costs of
     $______ (note 8)               --          --          --          --   8,700,000       87,000
   Repayment of notes
    receivable                      --          --          --          --          --           --
   Purchase of Theragen,
    Inc. (note 5)                   --          --   2,165,696      21,657          --           --
   Net loss                         --          --          --          --          --           --
                             ---------  ----------  ----------    --------  ----------     --------
Balance, December 31, 1994   1,334,000      13,340  10,915,696     109,157   8,700,000       87,000
   Issuance of Class C
    convertible preferred
    shares, net of issuance
    costs of $53,698 (note 8)       --          --          --          --  12,365,000      123,650
   Issuance of common stock         --          --          --          --          --           --
   Exercise of options              --          --          --          --          --           --
   Issuance of stock for
    Theragen contingent shares,
    net of issuance costs of
    $13,335 (note 5)                --          --     404,618       4,046          --           --
   Net loss                         --          --          --          --          --           --
                             ---------  ----------  ----------    --------  ----------     --------
Balance, December 31, 1995   1,334,000      13,340  11,320,314     113,203  21,065,000      210,650
   Issuance of Class D
    convertible preferred
    shares, net of issuance
    costs of $8,683 (note 8)        --          --          --          --          --           --
   Exercise of options              --          --          --          --          --           --
   Options granted to
    consultants                     --          --          --          --          --           --
   Net loss                         --          --          --          --          --           --
                             ---------  ----------  ----------    --------  ----------     --------
Balance, December 31, 1996   1,334,000     $13,340  11,320,314    $113,203  21,065,000     $210,650
                             ---------  ----------  ----------    --------  ----------     --------

                                 Class D                                                         Treasury
                              Preferred Stock       Common Stock       Additional                  stock
                             ----------------   --------------------     paid in     Accumulated  -------
                             Shares    Amount    Shares      Amount      capital      deficit      Amount      Total
                             -------  --------  ---------    -------   -----------  -----------   -------   ----------
Balance, December 31, 1993        --        --  1,345,478    $13,455   $ 9,246,543   (3,254,126)       --    6,106,712
   Issuance of Class C
    convertible preferred
    shares, net of issuance
    costs of
    $______ (note 8)              --        --         --         --     8,583,583           --        --    8,670,583
   Repayment of notes
    receivable                    --        --                              30,000           --        --       30,000
   Purchase of Theragen,
    Inc. (note 5)                 --        --  1,796,469     17,964     2,329,000           --        --    2,368,621
   Net loss                       --        --         --         --            --   (8,693,131)       --   (8,693,131)
                             -------  --------  ---------    -------   -----------  -----------   -------   ----------
Balance, December 31, 1994                      3,141,947     31,419    20,189,126  (11,947,257)             8,482,785
   Issuance of Class C
    convertible preferred
    shares, net of issuance
    costs of $53,698 (note 8)     --        --         --         --    12,187,652           --        --   12,311,302
   Issuance of common stock       --        --    120,500      1,205        10,845           --        --       12,050
   Exercise of options            --        --     46,092        461         4,577           --        --        5,038
   Issuance of stock for
    Theragen contingent shares,
    net of issuance costs of
    $13,335 (note 5)              --        --    374,602      3,746       420,951           --        --      428,713
   Net loss                       --        --         --         --            --   (7,549,172)       --   (7,549,172)
                             -------  --------  ---------    -------   -----------  -----------   -------   ----------
Balance, December 31, 1995        --        --  3,683,141     36,831    32,813,151  (19,496,429)       --   13,690,746
   Issuance of Class D
    convertible preferred
    shares, net of issuance
    costs of $8,683 (note 8) 571,429     5,714         --         --       985,603           --        --      991,317
   Exercise of options            --        --  2,142,946     21,429       191,799                (27,907)     (27,907)
   Options granted to
    consultants                   --        --         --         --       105,060           --        --      105,060
   Net loss                       --        --         --         --            --   (8,108,161)       --   (8,108,161)
                             -------  --------  ---------    -------   -----------  -----------   -------   ----------
Balance, December 31, 1996   571,429    $5,714  5,826,087    $58,260   $34,095,613  (27,604,590)  (27,907)   6,864,283


See accompanying notes to financial statements


GENVEC, INC.

Statement of Operations

Years ended December 31, 1996, 1995, and 1994


=======================================================================================

                                                     1996         1995         1994
                                                  -----------  -----------  -----------
Research revenues (note 6)                            698,370    1,005,000    1,000,000
                                                  -----------  -----------  -----------
Operating expenses:
   Research and development                         6,077,683    6,499,830    5,645,764
   General and administrative                       2,947,165    2,025,131    1,605,722
   Clinical and regulatory                            160,315            -            -
   Product development                                117,335            -            -
   Purchase of in-process technology (note 5)               -      442,078    2,580,798
                                                  -----------  -----------  -----------
       Total operating expenses                     9,302,498    8,967,039    9,832,284
                                                  -----------  -----------  -----------
Loss from operations                               (8,604,128)  (7,962,039)  (8,832,284)
                                                  -----------  -----------  -----------
Other income (expense):
   Interest income                                    571,239      486,435      180,498
   Interest expense                                   (75,272)     (73,568)     (41,345)
                                                  -----------  -----------  -----------

       Total other income                             495,967      412,867      139,153
                                                  -----------  -----------  -----------

Net loss                                          $(8,108,161)  (7,549,172)  (8,693,131)
                                                  ===========   ==========   ==========

Net loss per share                                $     (1.71)       (2.28)       (4.18)
                                                  ===========   ==========   ==========

Shares used for computation                         4,730,436    3,311,783    2,078,831
                                                  ===========   ==========   ==========

See accompanying notes to financial statements

GENVEC, INC.

Notes to Financial Statements

December 31, 1996 and 1995
================================================================================

(1)  ORGANIZATION AND BUSINESS DESCRIPTION

     GenVec, Inc. (the Company) was incorporated under the laws of the state of Delaware on December 7, 1992. The Company is involved in the research and development of in-vivo gene therapy products, whereby corrective or therapeutic genes are introduced directly into affected organs and tissues. The Company's early clinical applications are the development of gene therapies for cardiovascular disease, cancer and cystic fibrosis.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     REVENUE RECOGNITION

     Revenue from research and development contracts is recognized when earned as defined under the terms of the respective contracts. Revenue from milestone events is recognized when the milestone is achieved. Revenue recognized in the accompanying statements of operations is not subject to repayment.

     RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred. Such costs include proprietary research and development activities and expenses associated with collaborative research agreements.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Capitalized lease assets are stated at the lower of the present value of the future minimum lease payments or fair market value at the inception of the lease.

     Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets which is five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the leases. Property and equipment held under capital lease are amortized using the straight-line method over the lease term, which is 42 months.

     INCOME TAXES

     Income taxes are accounted for in accordance with Financial Accounting Standards Board Statement No. 109 (Statement 109).

(2)  CONTINUED

     Under the asset and liability method of Statement 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less, and are stated at market value which approximates cost. Cash equivalents consist primarily of money market funds and commercial paper.

     INVESTMENTS

     The Company's short-term investments, consisting primarily of bonds and commercial paper, are classified as a held-to-maturity security portfolio as the Company has both the ability and intent to hold the securities until maturity. The portfolio is carried at amortized cost which approximates fair value.

     LOSS PER COMMON SHARE

     Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Common stock equivalents, which consist of convertible preferred stock, warrants and options, are not included in the calculation as their effect would be anti-dilutive.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     STOCK OPTION PLAN

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued
                     ---------------------------
     to Employees, and related interpretations. As such, compensation expense
     ------------
     would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation,
                                   ---------------------------------------
     which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

(3)  LIQUIDITY

     The accompanying financial statements have been prepared on a going concern basis which contemplates the continuation of operations, realization of assets, and liquidation of liabilities in the ordinary course of business. The Company has incurred aggregate net losses of $27,604,590 and has terminated its contract with a corporate sponsor which was its sole source of revenue. The Company has insufficient cash flows to sustain its operations. Such conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

     In a continuing effort to improve the situation, the Company is focusing its strategy on pursuing corporate partnerships and exploring a variety of other financing options to raise additional capital. Nevertheless, there can be no assurance that the Company's efforts will result in positive effects on the Company's financial condition.

(4)  INVESTMENTS

     The amortized cost, gross unrealized holding gains and losses and fair value for held-to-maturity securities by major security type at December 31, 1996 were as follows:


                                                Gross
                                              unrealized
                               Amortized        holding            Fair
                                 cost        gains (losses)        value
--------------------------------------------------------------------------
Classified as  investments:
    Corporate bonds              $1,686,350       15,759          1,702,109
    Commercial paper                892,774       (6,537)           886,237
                                 ----------       ------          ---------
                                 $2,579,124        9,222          2,588,346
                                 ----------       ------          ---------
Classified as cash equivalents:
    Corporate bonds              $  601,932           37            601,969

Commercial                          989,656            -            989,656
                                 ----------       ------          ---------

                                 $1,591,588           37          1,591,625
                                 ----------       ------          ---------


     The above securities all mature in 1997.


(5)  PURCHASE OF THERAGEN, INC.

     Pursuant to an agreement effective August 8, 1994, the Company acquired Theragen, Inc., a gene therapy company incorporated under the laws of the state of Michigan. This acquisition transferred all of Theragen's technology, know-how and licenses to the Company. The purchase was effected through an exchange of all shares of Theragen stock outstanding immediately prior to the acquisition for up to 5,693,147 shares of the Company's capital stock which is comprised of common stock, Class B preferred stock and options to purchase common stock. This included contingent shares of 1,498,200 that were to be issued or vested upon the achievement of certain milestones. The cost of the acquisition was $2,580,798 in 1994, which consisted of the fair value of the Company's capital stock contributed on the purchase date as well as other direct transaction-related costs. These costs were recorded as purchase of in-process technology expense since no capitalizable technology was purchased. The acquisition was accounted for using the purchase method. Accordingly, the results of operations of the acquired company were included with those of the Company for periods subsequent to the date of acquisition.

     In 1995, the terms for the issuance or vesting of the contingent shares were modified. Instead of issuing these shares upon the achievement of certain milestones, shares and options were issued or vested in 1995 in an amount equal to 55.066 percent of the original issuable contingent shares in lieu of all contingent rights of former Theragen stockholders. As a result, shares of stock totaling 779,220 were issued at fair market value, as determined by the Company's Board of Directors, while options totaling 45,780 were vested, and 83,138 were canceled. The cost of the stock transaction is deemed to be part of the acquisition cost, and is reflected in the accompanying statements of operations as purchase of in-process technology expense.

     The following unaudited pro forma results of operations for the year ended December 31, 1994, give effect to the acquisition of Theragen, Inc. as though it had occurred on January 1, 1994. The unaudited pro forma results of operations do not include the nonrecurring charge to operations of $2,580,798 ($.82 per share) for the costs in excess of net assets acquired which was recorded as purchase of in-process technology.



Total revenues                                          $ 1,005,000
                                                        -----------
Net                                                     $(6,926,179)
                                                        -----------
Pro forma net loss per share                            $     (2.20)
                                                        -----------
Shares used for computation                               3,141,947
                                                        -----------

     The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase been made at January 1, 1994, or of results which may occur in the future.


     (6)  RELATED-PARTY TRANSACTIONS

     RESEARCH AND DEVELOPMENT AGREEMENT

     In May 1993, Genentech Inc., a stockholder owning 334,000 shares of the Company's Class A preferred stock, and 2,000,000 shares each of the Company's Class B and Class C preferred stock as of December 31, 1996, executed a five-year research and development agreement with the Company. Under this agreement, the Company performed research and development activities with respect to gene therapy products for cystic fibrosis. Genentech was required to make certain research and development payments and certain milestone payments to the Company aggregating up to * in exchange for the right to develop, manufacture, and sell potential products in the cystic fibrosis field. Contract revenues of *, * and * were recognized from Genentech in 1996, 1995, and 1994, respectively.

     Effective September 12, 1996, the research and development agreement between the Company and Genentech terminated due to a change in research focus. In the event of termination, the agreement allows the Company to require Genentech to purchase additional equity in the Company in an aggregate amount as defined in the agreement. This transaction, totaling approximately * in additional equity, is expected to occur in 1997.


(7)  COMMITMENTS

     LEASE AGREEMENTS

     In January 1994, the Company entered into a capital lease agreement allowing it to fund the acquisition of up to $1,500,000 of furniture and equipment purchases. Lease terms of new purchases were 42 months with an interest rate of 9.6 percent. In connection with this agreement, the Company granted the lessor warrants to purchase approximately 140,000 shares of Series B preferred stock at a purchase price of $1.00 per share. Pursuant to this lease agreement, in May 1994, the Company entered into a sale lease-back transaction whereby it sold and subsequently leased-back furniture and equipment to which it held title. Additional equipment purchases have been funded under extensions made to this agreement through 1996.

     Included in property and equipment at December 31, 1996 and 1995 are assets recorded under this agreement of $1,404,620 and $1,288,065, respectively. Accumulated depreciation and amortization at December 31, 1996 and 1995 includes amounts for the capital lease of $906,311 and $521,642, respectively.

     Future minimum lease payments due under this capital lease at December 31, 1996 are as follows:


1997                                                              $  450,687
1998                                                                 149,321
1999                                                                  16,204
                                                                   ---------

Total minimum lease payments                                         616,212

Less amounts representing interest at 9.6%                            43,954
                                                                   ---------

Present value of minimum capital lease payments                      572,258

Less current installments                                            414,529
                                                                   ---------

Obligations under capital lease, net of current installments       $ 157,729
                                                                   ---------


     In addition to the aforementioned capital lease, the Company leases office and laboratory space under operating leases which are cancelable at the Company's discretion with a 30 to 60 day notice. Office and laboratory rent expense under operating leases for fiscal years 1996, 1995, and 1994 was approximately $167,000, $156,000, and $105,000, respectively.

     RESEARCH AND DEVELOPMENT AGREEMENTS

     The Company has agreed to provide grants for certain research projects under agreements with several universities and research organizations. Under the terms of these agreements, the Company has received exclusive licenses to the resulting technology. Total grants paid by the Company were $2,277,000, $2,598,000, and $2,791,000 during 1996, 1995, and 1994, respectively. The Company has commitments to pay up to approximately $2,600,000 related to these grants through 1999.


(8)  STOCKHOLDERS' EQUITY

     CAPITAL CHANGES

     Effective in December 1995, the Company amended its Certificate of Incorporation which effected the authorization of a total of 46,305,095 shares of common stock and 21,065,000 shares of Class C convertible preferred stock, each having a par value of $.01 per share.

     Effective in June 1996, the Company restated its Certificate of Incorporation which effected the authorization of a total of 52,005,095 shares of common stock and 2,000,000 shares of Class D convertible preferred stock, each having a par value of $.01 per share.

     CONVERTIBLE PREFERRED STOCK

     In November 1994, the Company issued 8,700,000 shares of Class C convertible preferred stock in a private placement. In September 1995, the Company issued an additional 12,365,000 shares of Class C convertible preferred stock in a private placement. In May 1996, the Company issued 571,429 shares of Class D convertible preferred stock.

     Since its inception, the Company has issued 34,290,743 shares of convertible preferred stock (Class A, B, C, and D) for aggregate cash consideration of $31,482,000. Preferred stockholders participate in the dividends declared to common stockholders, if any, in an amount proportionate to the number of shares of common stock into which the preferred stock is convertible. Preferred holders are entitled to one vote for each share of common stock into which the preferred shares can be converted.

     In the event of any voluntary or involuntary liquidation of the corporation, before any distribution can be made to the holders of common stock, the preferred stockholders are entitled to receive payment of $.50 for each share of Class A preferred stock, $1 for each share of Class B and C preferred stock and $1.75 for each share of Class D preferred stock, plus any declared but unpaid dividends. No dividends were declared for the years ended December 31, 1996, 1995, and 1994.

     Holders of Class A, B, C, and D preferred stock have the right at any time, at their option, to convert without the payment of additional consideration, each preferred stock share into an equivalent number of common stock shares.

     Upon the occurrence of an initial public offering (IPO) of company stock which yields the Company at least $15,000,000 and under which the offering price to the public is equal to at least $1.50 per share, all preferred stock shares will convert to common stock shares.

     TREASURY STOCK

     Outstanding shares of common stock totaling 279,069 were repurchased by the Company in 1996 at $.10 per share. The shares were purchased from two employees who left the Company in 1996.

     STOCK OPTION PLAN

     Options to purchase common stock under the Company's stock option plan are granted to employees and consultants at prices which approximate fair market value as determined by the Board of Directors. The options vest over four years for most employees and a combination of time and milestones for certain employees and consultants. The exercise and expiration dates of options are also determined by the Company's Board of Directors.

     In adopting SFAS No. 123 for options granted to consultants, the total compensation expense recognized in 1996 for compensation awards to consultants was $105,060.

     The Company applies APB Opinion No. 25 in accounting for its stock option plan for options granted to employees and accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:


                                        1996                   1995
                                    -----------             ----------

Net loss               As reported  $(8,108,161)            (7,549,172)
                                    -----------             ----------
                       Pro forma    $(8,179,600)            (7,571,594)
                                    -----------             ----------

Loss per common share  As reported  $     (1.71)                 (2.28)
                                    -----------             ----------
                       Pro forma    $     (1.73)                 (2.29)
                                    -----------             ----------


     Pro forma net losses reflect compensation expense under SFAS No. 123 only for options granted in 1996 and 1995. Therefore, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation expense is reflected over the options' vesting period and compensation expense for options granted prior to January 1, 1995 is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: dividend yield of 0 percent, expected volatility of 63 percent, risk free interest rate of 5.8 percent, and expected life of 4.25 years.

     A summary of the status of the Company's stock options as of December 31, 1996, 1995, and 1994 and changes during the period ending on those dates is presented below:

                                         1996                              1995                                   1994
                             ----------------------------       ----------------------------           --------------------------
                                               Weighted-                         Weighted-                             Weighted-
                                               average                            average                               average
                             Shares            exercise          Shares           exercise              Shares          exercise
                             (000)'s            price            (000)'s           price                (000)'s          price
                             ---------        -----------       ----------       -----------           ----------       ----------
Outstanding at beginning
 of year                      5,093            $  .12             2,254             $  .10               1,542            $  .10


Granted                       3,635              0.19             2,989               0.13                 712              0.09
Cancelled                    (1,791)            (0.10)             (104)             (0.03)                  -                 -
Exercised                    (1,863)             0.10               (46)             (0.11)                  -                 -
                             ------            ------             -----             ------               -----            ------

Outstanding at end of year    5,074            $ 0.18             5,093             $ 0.12               2,254            $ 0.10

Options exercisable at end


Options exercisable at end
    of year                  1,921             $  .15             1,875             $  .10                 392            $  .10

Weighted-average fair
    value of options
    granted during the
    year                                       $  .11                               $  .05                                $  .03

     The following table summarizes information about stock options outstanding at December 31, 1996:

                            OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 --------------------------------------------   ---------------------------
     Range                  Weighted-avg.
      of                      remaining         Weighted-avg.                 Weighted-avg.
exercise prices  Number    contractual life     exercise price   Number       exercise price
---------------  ------    ----------------     --------------   ------       --------------
$ .01 - .03       54,697       8.82 years            $.02           54,697        $.02
        .10    3,830,513       8.5                    .10        1,600,396         .10
   11 - .17       63,783       8.42                   .16           45,413         .15
        .25      480,000       9.5                    .25           52,514         .25
        .60      644,999       9.55                   .60          167,496         .60
-----------    ---------       -----------           ----        ---------        ----
$ .01 - .60    5,073,992       8.73                  $.18        1,920,516        $.15
               ---------                                         ---------

(9)  INCOME TAXES

     A reconciliation of tax credits computed at the statutory federal tax rate on loss from operations before income taxes to the actual income tax expense is as follows:

                                                                1996              1995             1994
                                                             -----------        ----------      ----------
Tax provision (credit) computed at the statutory rate        $(2,838,000)       (2,642,000)     (3,043,000)
State income taxes, net of federal income tax provision
  (credit)                                                      (324,000)         (284,000)       (244,000)
Purchase of in-process technology                                      -           155,000         903,000
Book expenses not deductible for tax purposes                      6,000             5,000           3,000
Research and experimentation tax credit                           41,000          (263,000)       (241,000)
Change in the beginning of the year valuation
  allowance for deferred tax assets allocated to tax           3,086,000         3,032,000        3,168,000
Expected tax benefit of acquired net  operating
  loss carryforwards                                                   -                 -         (582,000)
Other, net                                                        29,000            (3,000)          36,000
                                                             -----------        ----------      -----------

Income tax expense                                           $         -                 -                -
                                                             -----------        ----------      -----------

     Deferred income taxes reflect the net effects of net operating loss carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1996 and 1995, are as follows:

                                                                        1996              1995
                                                                     -----------       ----------
Deferred tax
      Net operating loss carryforwards                                $9,703,000        6,912,000
      Research and experimentation tax credit                            541,000          581,000
      Cumulative effect of using cash basis method of
         accounting for income tax purposes                              364,000          141,000
      Other                                                               41,000           15,000
      Property and equipment, principally due to
         differences in depreciation                                      66,000          (20,000)
                                                                     -----------       ----------

Total deferred tax                                                    10,715,000        7,629,000

Valuation allowance                                                  (10,715,000)      (7,629,000)
                                                                     -----------       ----------

Net deferred tax asset                                               $         -                -
                                                                     -----------       ----------

     The valuation allowance for deferred tax assets increased approximately $3,086,000, $3,032,000 and $3,168,000 for the years ended December 31,
     1996, 1995, and 1994, respectively.

     At December 31, 1996, the Company has net operating loss carryforwards of approximately $24,880,000 for federal income tax purposes which expire at various dates through 2011, including $1,493,000 which were acquired from the purchase of Theragen, Inc. (note 5). The Company also has research and experimentation tax credit carryforwards of $541,000 at December 31, 1996 which expire through 2011. These carryforwards may be significantly limited under the Internal Revenue Code as a result of ownership changes experienced by the Company.


(10) DEFINED CONTRIBUTION PLAN - 401(K)

     The Company has a defined contribution plan (the Plan) under Internal Revenue Code Section 401(k) which became effective on January 1, 1995. All full-time employees who have completed six months of service and are over age 21 are eligible for participation in the Plan. Participants may elect to have up to 15 percent of compensation contributed to the Plan. Under the Plan, the Company's contributions are discretionary. During the years ended December 31, 1996 and 1995, no discretionary contributions were made.

                                   EXHIBIT B

                                   UNAUDITED



                                 GENVEC,  INC.

                                 BALANCE SHEET
                              AS OF APRIL 30,1997

                                                    Current Period         Current Period
                                                       Actual                 Budget                Variance
                                                 -----------------------------------------------------------
ASSETS
Current Assets:
Cash and cash equivalents                            3,087,307              2,356,978                730,329
Short term investments                               1,296,606              2,579,124             (1,282,518)
Accounts receivable                                     51,162                103,712                (52,550)
Inventory                                                    -                      -                      -
Prepaids and other current assets                      378,819                164,928                213,891
                                                 -----------------------------------------------------------
   Total current assets                              4,813,894              5,204,742               (390,848)

Property, plant and equipment:
Building and improvements                              176,311                176,311                      -
Research equipment                                   1,569,575              1,496,000                 73,575
Office equipment                                        85,260                 70,091                 15,169
Furniture and fixtures                                  62,234                 58,256                  3,978
Production equipment                                         -                      -                      -
Assets under financing agreements                            -                      -                      -
Construction In Process                                      -                      -                      -
                                                 -----------------------------------------------------------
Gross property, plant and equipment                  1,893,380              1,800,658                 92,722

Accumulated depreciation                            (1,361,735)            (1,327,560)               (34,175)

   Net property, plant and equipment                   531,645                473,098                 58,547

Other assets:
Investments                                                  -                      -                      -
Other long term assets                                  37,950                 37,950                      -
Intangible assets                                            -                      -                      -
                                                 -----------------------------------------------------------
   Total other assets                                   37,950                 37,950                      -

   Total assets                                      5,383,489              5,715,790               (332,301)
                                                 ===========================================================

                                  GENVEC, INC.

                                   UNAUDITED

                                 BALANCE SHEET
                              AS OF APRIL 30,1997

                                        Current Period  Current Period
                                           Actual           Budget      Variance
                                      ------------------------------------------
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable                             234,797        264,011     (29,214)
Payroll liabilities                           53,742         54,593        (851)
Accrued expenses                             311,379        883,226    (571,847)
Unearned revenue                                   -              -           -
Current portion of notes payable                   -              -           -
Current portion of capital leases            339,344        339,344           -
Deferred taxes                                     -              -           -
Other current liabilities                          -              -           -
                                      ------------------------------------------

     Total current liabilities               939,262      1,541,174    (601,912)

Long Term Liabilities:
Long term notes payable                            -              -           -
Long term capital lease obligations           92,743         92,743           -
Unearned revenue                                   -              -           -
Deferred taxes                                     -              -           -
Other long term liabilities                        -              -           -
                                      ------------------------------------------

     Total liabilities                      1,032,005      1,633,917    (601,912)
                                      ------------------------------------------

Stockholders' equity:
Preferred stock                              342,907        342,907
Common stock                                  58,715         58,260
Additional paid in capital                34,099,703     34,095,613
Treasury stock                               (27,907)       (27,907)
Unrealized gain on investments                     -              -
Retained earnings (deficit)              (27,604,590)   (27,604,590)
Net profit / (loss)                       (2,517,344)    (2,782,410)
                                      ------------------------------------------

     Total stockholders' equity             4,351,484      4,081,873     269,611
                                      ------------------------------------------

 Total liabilities and equity              5,383,489      5,715,790    (332,301)
                                      =========================================

                                  GENVEC, INC.

                                   UNAUDITED

                        COMBINED STATEMENT OF OPERATIONS
                       FOR THE MONTH ENDED APRIL 30, 1997

                                   Current    Current
                                   Period     Period               Year to Date   Year to Date
                                   Actual     Budget     Variance     Actual         Budget     Variance
                                -------------------------------------------------------------------------
Revenues:
Product sales                           --         --         --             --             --         --
Other sales                             --         --         --             --             --         --
Contract research revenues              --         --         --             --             --         --
Royalties, licenses and other           --         --         --             --             --         --
revenues
                                -------------------------------------------------------------------------
Total revenues                          --         --         --             --             --         --

Cost of sale:
Cost of products sold                   --         --         --             --             --         --
Costs of other sales                    --         --         --             --             --         --
Cost of contract research               --         --         --             --             --         --
                                -------------------------------------------------------------------------
Total cost of sales                     --         --         --             --             --         --
   Gross margin                         --         --         --             --             --         --
                                -------------------------------------------------------------------------

Operating expenses:
General and administrative         167,710    176,500      8,790        718,170        753,376     35,206
Research and development           465,577    468,924      3,347      1,852,739      2,012,196    159,457
Clinical and regulatory             16,217     36,714     20,497         47,647         98,505     50,858
Product development                     --         --         --             --             --         --
Manufacturing                           --         --         --             --             --         --
                                -------------------------------------------------------------------------
Total operating expenses           649,504    682,138     32,634      2,618,556      2,864,077    245,521
                                -------------------------------------------------------------------------
Operating income (loss)           (649,504)  (682,138)    32,634     (2,618,556)    (2,864,077)   245,521

Other income and expense:
Interest income                     30,372     23,750      6,622        117,853         95,000     22,853
Interest expense                     3,740      3,333       (407)        16,641         13,333     (3,308)
Gain (loss) disposal of assets          --         --         --             --             --         --
Other income (expense)                  --         --         --             --             --         --
                                -------------------------------------------------------------------------
Net other income and expense        26,632     20,417      6,215        101,212         81,667     19,545
Income (loss) before taxes        (622,872)  (661,721)    38,849     (2,517,344)    (2,782,410)   265,066
Provision for income taxes              --         --         --             --             --         --
                                -------------------------------------------------------------------------
Net income (loss)                 (622,872)  (661,721)    38,849     (2,517,344)    (2,782,410)   265,066
                                =========================================================================

                                  GENVEC, INC.

                                   UNAUDITED

                        COMBINED STATEMENT OF OPERATIONS
                       FOR THE MONTH ENDED APRIL 30, 1997


                                Current              Current                                Year To       Year To
                                Period                Period                                 Date          Date
                                Actual                Budget                Variance        Actual        Budget         Variance
                                ---------------------------------------------------------------------------------------------------
Cash flows used in operating
 activities:
   Net loss                         (622,872)        (661,721)         38,849        (2,517,344)       (2,782,410)        265,066
   Adjustments to reconcile net
    loss used in operating
    activities:
   Depreciation expense               42,259           33,333           8,926           167,507           133,333           34,174
   Decrease (increase) in
    other current assets            (205,424)               -        (205,424)         (161,341)                -         (161,341)
   Decrease (increase) in
    other assets                           -                -               -                 -                 -                -
   Increase (decrease) in
    accounts payable and
    accrued expenses                (104,546)               -        (104,546)         (601,911)                -         (601,911)
                                ---------------------------------------------------------------------------------------------------
Net cash used in operating
 activities                         (890,583)        (628,388)       (262,195)       (3,113,089)       (2,649,077)        (464,012)
                                ---------------------------------------------------------------------------------------------------
Cash flows provided by
 (used for) Investing activities:

   Maturity (purchase) of
    Short Term investments           977,327                -         977,327         1,282,518                 -        1,282,518

   Purchase of property
    and equipment                    (28,682)               -         (28,682)          (92,722)                -          (92,722)

Net cash used for
 investing activities                948,645                -         948,645         1,189,796                 -        1,189,796
                                ---------------------------------------------------------------------------------------------------

Cash flows provided by (used in)
  financing activities:
   Proceeds from issuance
    of stock                             927                -             927             4,545                 -            4,545
   Payments under capital
    lease obligations                (35,464)         (35,464)              -          (140,171)         (140,171)               -
                                ---------------------------------------------------------------------------------------------------

Net cash used in financing
 activities                          (34,537)         (35,464)            927          (135,626)         (140,171)           4,545
                                ---------------------------------------------------------------------------------------------------

Decrease in cash and cash
 equivalents                          23,525         (668,852)        687,377        (2,058,919)       (2,789,248)         730,329

Cash and cash equivalents,
 beginning of period               3,063,782        3,020,830          42,952         5,146,226         5,146,226                -

Cash and cash equivalents,
 end of period


Liabilities in excess of $250,000

          Sponsored Research Agreement by and between Cornell University for its medical college, and the Company, dated as of May 18, 1993, and related Side Letter Agreement by Cornell University, dated May 18, 1993.

          Exclusive License Agreement by and between ARCH Development Corporation, Dana-Farber Cancer Institute and the Company, effective May 26, 1993, amended January 1, 1994 (currently under renegotiation).

          Exclusive License Agreement by and between ARCH Development Corporation and the Company, effective May 26, 1993 (currently under renegotiation).